UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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c
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SLM Corporation
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300 Continental Drive

Newark, Delaware 19713

April 27, 2023

Dear Fellow Stockholders:

We executed on our strategic imperatives and grew our core business in 2022 –increasing originations, expanding net interest margin, returning a significant amount of capital to shareholders, and rigorously managing expenses in an uncertain macroeconomic environment. While credit performance remains a focus, the overall strength of our franchise and investments in our processes, programs, and people position us to deliver continued shareholder value and long-term success.

We’re charting an ambitious course at Sallie Mae as the market leader for private student lending, but our mission and purpose is much greater. We’re an education solutions company, helping students and families navigate to, through, and immediately after college.

I’m pleased we’ve already hit the ground running in 2023, and we are seeing positive outcomes and momentum on multiple fronts. We expect the private student lending market to return to a more normalized growth rate, our originations engine is strong, and prepayment speeds continue to slow, which bodes well for balance sheet growth or continued loan sales. The acquisition of Nitro College, a digital marketing and education solutions company, has further jumpstarted our efforts to reach more students and families and expand our Education Services lines of business.

We’re also deepening our relationships with Historically Black Colleges and Universities (HBCUs) and continue to offer our own scholarship programs to help students from all backgrounds access and complete higher education. Our Bridging the Dream Scholarship Program, in partnership with Thurgood Marshall College Fund, is part of the three-year, $3 million commitment to open the doors of higher education to students from underserved communities. To date, 600 scholarships totaling $2 million have been awarded.

This work, along with our commitment to the environment and strong risk controls and governance, is highlighted in our Environmental, Social, and Governance Report published in April 2023 and available at www.salliemae.com/esg.

We understand we cannot deliver for our customers without also delivering for our stockholders. Our investment thesis remains simple: we seek to (i) provide attractive growth through a focus on market share and operating leverage, (ii) expertly allocate and return capital to stockholders, and (iii) manage risk. We continue to align the interest of our team members with this long-term valuation orientation.

I look forward to you joining me at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 20, 2023, at 1 p.m. Eastern Daylight Time to be held virtually via the Internet at www.virtualshareholdermeeting.com/SLM2023.

Details of the business to be conducted at the Annual Meeting and how to participate at the meeting are provided in the attached Notice of Annual Meeting and proxy statement. You are being asked to vote on a number of important matters. Your vote is important, regardless of the number of shares you own, and all holders of our Common Stock are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Availability of Proxy Materials or the proxy card you received in the mail.

Thank you for your continued support and confidence in Sallie Mae.

All best,

Jonathan W. Witter

Chief Executive Officer

2023 PROXY STATEMENT

Notice of 2023

Annual Meeting of Stockholders

Items of Business:

PROPOSAL 1—

Elect 12 directors nominated by the Sallie Mae Board of Directors (the “Board of Directors” or the “Board”), each for a one-year term, to serve until their successors have been duly elected and qualified;

PROPOSAL 2— Approve, on an advisory basis, Sallie Mae’s executive compensation;
PROPOSAL 3— Approve, on an advisory basis, the frequency of future advisory votes on Sallie Mae’s executive compensation;
PROPOSAL 4— Ratify the appointment of KPMG LLP as Sallie Mae’s independent registered public accounting firm for the year ending December 31, 2023; and
OTHER BUSINESS— Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

2023 Virtual Annual Stockholder Meeting

After careful consideration, the Board of Directors has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. We believe this is the right choice for Sallie Mae at this time, as it enables engagement with our stockholders, regardless of size, resources, or physical location. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including submitting questions. You will be able to attend the meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SLM2023. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. The meeting webcast will begin promptly at 1:00 p.m., Eastern Daylight Time. We encourage you to log in and access the meeting at least 15 minutes prior to the start time.

Record Date:

Stockholders of record of the Company’s Common Stock, par value $.20 per share (“Common Stock”), as of the close of business on April 21, 2023, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. On April 21, 2023, 242,378,966 shares of Common Stock were outstanding and eligible to be voted.

By order of the Board of Directors

Richard M. Nelson

Corporate Secretary

April 27, 2023

2023 PROXY STATEMENT

300 Continental Drive Newark, Delaware 19713

The Board of Directors of SLM Corporation (“Sallie Mae,” “SLM,” the “Company,” “we,” “our,” or “us”) is furnishing this proxy statement to solicit proxies for use at Sallie Mae’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of the Annual Meeting accompanies this proxy statement. This proxy statement is being sent or made available, as applicable, to our stockholders beginning on or about May 4, 2023. We have determined that the Annual Meeting will be held in a virtual meeting format only (with no in-person meeting), via the Internet, at www.virtualshareholdermeeting.com/SLM2023. For more information regarding the Annual Meeting process, please review the section entitled “Questions and Answers About the Annual Meeting and Voting” contained at the end of this proxy statement.

The proxy statement and Sallie Mae’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) are available at: https://www.salliemae.com/investors/shareholder-information and https://materials.proxyvote.com. You may also obtain these materials at the Securities and Exchange Commission (“SEC”) website at www.sec.gov or by contacting the Office of the Corporate Secretary at the Company’s principal executive offices, located at 300 Continental Drive, Newark, Delaware 19713. Sallie Mae will provide a copy of the 2022 Form 10-K without charge to any stockholder upon written request.

Proxy Statement Summary

This summary highlights certain information contained in the proxy statement. You should read the entire proxy statement and the 2022 Form 10-K carefully before you vote.

SLM’s Strategy

To further focus our business and increase shareholder value, we continue to advance our strategic imperatives. Our focus remains on maximizing the profitability and growth of our core private student loan business, while harnessing and optimizing the power of our brand and attractive client base. In addition, we continue to seek to better inform the external narrative about student lending and Sallie Mae. We also strive to maintain a rigorous and predictable capital allocation and return program to create shareholder value. We are focused on driving a mission-led culture that continues to make Sallie Mae a great place to work. We also continue to strengthen our risk and compliance function, enhance and build upon our risk management framework, and assess and monitor enterprise-wide risk.

We work to maximize the revenue of our core private student loan business by (i) driving penetration at all schools, (ii) increasing market share by fully meeting student funding needs, (iii) using enhanced risk-adjusted pricing and underwriting, and (iv) improving our marketing, digital, and data capabilities. In addition, we work to manage our unit costs by (a) employing a strong fixed cost discipline, (b) driving towards reducing both the unit costs of servicing and the unit cost of acquisitions, and (c) improving third-party vendor cost management.

On March 4, 2022, we completed the acquisition of the assets of Nitro College, which provides resources that help students and families evaluate how to responsibly pay for college and manage their financial responsibilities after graduation. The addition of Nitro College brought innovative products, tools, and resources to help students and families confidently navigate their higher education journey.

The acquisition of Nitro College enhances future strategic growth opportunities for Sallie Mae and expands our digital marketing capabilities, reduces the cost to acquire customer accounts, and accelerates our progress to become a broader education solutions provider helping students to, through, and immediately after college.

2023 PROXY STATEMENT        1

PROXY STATEMENT SUMMARY

We strive to optimize the value of our brand and attractive client base by (i) building products and services that leverage our customer affiliation, (ii) ensuring products and services are consistent with our core mission and drive customer value, (iii) prioritizing partnerships and other capital efficient avenues of growth, and (iv) looking for opportunities to optimize the return on our investment.

In 2022, we worked to maintain a rigorous capital allocation and return program by (i) paying quarterly Common Stock dividends of $0.11 per share, (ii) selling approximately $3 billion of private education loans during the year, and (iii) repurchasing 40 million shares of our Common Stock under Rule 10b5-1 trading plans authorized under our share repurchase programs.

Corporate Governance Highlights

We believe that strong corporate governance is critical for our success. To this end, we have established robust governance structures including (i) separating the roles of Board Chair and CEO, (ii) focusing on director independence as our Board of Directors is comprised of 92% independent directors, and (iii) continuing our commitment to diversity among our Board of Directors, with 50% of our directors self-identifying as diverse, as disclosed further below in the NASDAQ Board Diversity Matrix. In addition, we are focused on Environmental, Social, and Governance practices, as disclosed further below in the “Environmental, Social, and Governance Practices” section in this proxy statement.

Executive Compensation

Our executive compensation philosophy has generally aligned the compensation received by our named executive officers with the Company’s performance. Our performance-based compensation programs focus our senior executives on goals that drive our financial performance while balancing risk and reward. Although the Company’s total shareholder return (as described below) has been positive over the last three years, payouts under our 2022 annual incentive plan were lower as compared to the prior year’s payouts because the Company’s performance in 2022 was not as strong as in 2021. While we achieved many significant Company successes in 2022, we did not deliver on certain key Company performance metrics during the year, such as charge-offs and earnings per share. For more information on our executive compensation including our practices and philosophy, please see our Compensation Discussion & Analysis on page 30.

2023 Annual Meeting of Stockholders

2        SLM CORPORATION

Overview of Proposals

This proxy statement contains four proposals requiring stockholder action, each of which is discussed in more detail below. Proposal 1 seeks the election of 12 directors nominated by the Board of Directors. Proposal 2 seeks approval, on an advisory basis, of Sallie Mae’s executive compensation. Proposal 3 seeks approval, on an advisory basis, of the frequency of future advisory votes on Sallie Mae’s executive compensation. Proposal 4 seeks ratification of the appointment of KPMG LLP as Sallie Mae’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Each share of Common Stock is entitled to one vote on each proposal or, in the case of the election of directors, on each nominee.

The Board of Directors recommends that you vote FOR each of Proposals 1, 2, and 4 and that you vote 1 YEAR for Proposal 3, as discussed in more detail below.

2023 PROXY STATEMENT        3

Proposal 1

Election of Directors

Our Board of Directors has nominated and recommends 12 individuals for election to our Board of Directors at the Annual Meeting. These individuals are as follows:

Under our Certificate of Incorporation, the size of our Board of Directors may not be fewer than 11 nor more than 16 members. Under our By-Laws, the Board of Directors has the authority to determine the size of the Board of Directors within that range and to fill any vacancies that may arise prior to the next annual meeting of stockholders. The Board of Directors has set the number of members at 12.

Biographical information, qualifications, and experience with respect to each director nominee appear below. In addition to fulfilling the general criteria for director nominees described in the section titled “Nominations Process,” each nominee possesses experience, skills, attributes, and other qualifications the Board of Directors has determined support its oversight and management of Sallie Mae’s business, operations, and structure. These qualifications are discussed below, along with biographical information regarding each director nominee, including each individual’s age, principal occupation, and business experience during the past five years. Information concerning each director nominee is based in part on information received from the respective director nominee and in part from Sallie Mae’s records.

All nominees appearing below have consented to being named in this proxy statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a director, the Board of Directors may designate a substitute nominee or the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees. If the Board of Directors designates a substitute nominee, persons named as proxies will vote “FOR” that substitute nominee.

Our By-Laws provide the election of a director in an uncontested election will be by a majority of the votes cast with respect to a nominee at a meeting for the election of directors at which a quorum is present. Each share of Common Stock is entitled to one vote for each nominee. A director nominee will be elected to the Board of Directors if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election. Abstentions and shares not voted on the proposal, including broker non-votes, are of no effect.

If any director nominee fails to receive a majority of the votes cast “FOR” his or her election, such nominee will automatically tender his or her resignation upon certification of the election results. The Nominations and Governance Committee of the Board of Directors will make a recommendation to the Board of Directors on whether to accept or reject such nominee’s resignation. The Board of Directors will act on the Nominations and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

4        SLM CORPORATION

PROPOSAL 1  |  ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

R. Scott Blackley (Independent)
Chief Transformation Officer, Oscar Health, Inc.	Qualifications: Mr. Blackley brings decades of experience in financial services, risk management, strategy, and operations to the Board of Directors.
Age: 54 Director Since: November 2022

Professional Highlights:

•  Chief Transformation Officer, Oscar Health, Inc.—2022 to Present; Chief Financial Officer—2021 to 2022

•  Chief Financial Officer, Capital One Financial Corporation—2016 to 2021; Controller and Principal Accounting Officer—2011 to 2017

•  Senior Vice President and Chief Financial Officer, Capital Markets business, Federal National Mortgage Association (Fannie Mae)—2007 to 2011; Senior Vice President, Accounting Policy—2005 to 2007

•  Vice President, Assistant Controller, America Online, Inc.—2003 to 2005

•  Partner, KPMG, LLP—2002 to 2003

•  Professional Accounting Fellow, United States Securities and Exchange Commission— 2000 to 2002

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2022 to present

•  Director and Budget Chair, Trout Unlimited—2019 to present

•  Director, Hexamer Therapeutics—2019 to present

Paul G. Child (Independent/Audit Committee Chair)
Former Office Managing Partner, Salt Lake City, Deloitte LLP

Qualifications:

Mr. Child’s leadership roles and experience in the accounting field enable him to bring to the Board of Directors experience in the areas of finance, accounting, financial services, and capital markets.

Age: 74 Director Since: April 2014

Professional Highlights:

•  Office Managing Partner, Salt Lake City, Deloitte LLP—1995 to 2008; Professional Practice Director, Salt Lake City—1989 to 1995; Audit Partner—1983 to 2008; various positions—1971 to 1983

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2009 to present

•  Member, Board of Governors, Salt Lake Chamber of Commerce—2002 to 2008

•  Director, Mountainwest Capital Network—2002 to 2008

•  Director, United Way of Greater Salt Lake—2001 to 2008

•  Director, Ballet West—2000 to 2008

•  Director, Pioneer Theater—2000 to 2006

2023 PROXY STATEMENT        5

PROPOSAL 1  |  ELECTION OF DIRECTORS

Mary Carter Warren Franke (Independent/Board Chair)
Former Managing Director, Head of Corporate Marketing, JPMorgan Chase & Co. Age: 66 Director Since: April 2014

Qualifications:

Ms. Franke’s leadership roles and experience in marketing and the banking industry enable her to contribute to the Board of Directors experience in the areas of marketing, business development, and financial services.

Professional Highlights:

•  Managing Director, Head of Corporate Marketing, JPMorgan Chase & Co.—2007 to 2013

•  Executive Vice President and Chief Marketing Officer, Chase Card Services—1995 to 2007

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2014 to present

•  Director, Investors Management Corporation—2021 to present

•  Director, The Warfield Fund—2007 to present

•  Director, Saint Mary’s School—2014 to 2020

•  Director, Hobe Sound Community Chest—2017 to present

•  Director, Paul’s Place—2014 to 2017

Marianne M. Keler (Independent/Nominations and Governance Committee Chair)
Attorney, Keler & Kershow PLLC

Qualifications:

Ms. Keler’s legal background and experience in the student loan industry and with Sallie Mae bring valuable perspective to the Board of Directors in the areas of student and consumer lending, legal and corporate governance, and higher education.

Age: 68 Director Since: April 2014

Professional Highlights:

•  Attorney, Keler & Kershow PLLC—2006 to present

•  Executive Vice President, Consumer Finance, Corporate Strategy & Administration, Sallie Mae—2004 to 2006

•  Senior Vice President & General Counsel, Sallie Mae; President, Student Loan Marketing Association—1997 to 2004

•  Vice President & Associate General Counsel, Student Loan Marketing Association—1990 to 1997; various other positions—1985 to 1997

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2010 to present

•  Board Chair, Building Hope (charter school lender)—2004 to 2020

•  Board Chair, American College of the Mediterranean—2018 to present; trustee since 2007

•  Board Chair, American University in Bulgaria—2008 to 2014; trustee since 2001

•  Finance Committee Chair, EL Haynes Charter School Board of Directors—2006 to 2012

•  Member, Georgetown University Board of Regents—2009 to 2015

•  Founding Director, National Student Clearinghouse—1993 to 2009

Directorship of other public companies:

•  CubeSmart (NYSE: CUBE)—2007 to 2022; Board Chair—2018 to 2022

6        SLM CORPORATION

PROPOSAL 1  |  ELECTION OF DIRECTORS

Mark L. Lavelle (Independent/Compensation Committee Chair)
Chief Executive Officer, Maergo

Qualifications:

Mr. Lavelle’s extensive experience developing and scaling businesses encompassing financial services, commerce, and information technology allows him to provide valuable insight to the Board of Directors in the areas of risk management, strategy, acquisitions, and business operations.

Age: 57 Director Since: April 2019

Professional Highlights:

•  Chief Executive Officer, Maergo (formerly known as X Delivery)—2021 to present

•  Chairman and Chief Executive Officer, Deep Lake Capital—2021 to present

•  Senior Vice President, Commerce Cloud, Adobe Inc.—2018 to 2019

•  Chief Executive Officer, Magento Commerce—2015 to 2018

•  Senior Vice President, Product, eBay Enterprise—2013 to 2015

•  Senior Vice President, Strategy and Partnerships, eBay, Inc.—2012 to 2013

•  Senior Vice President, Strategy and Business Development, PayPal, Inc.—2009 to 2012

•  Co-Founder and Vice President, Corporate Development, Bill Me Later, Inc.—2001 to 2009

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2019 to present

•  Director, Armada Inc—2018 to present

•  Director, Second Chance—2008 to present

Ted Manvitz (Independent)
Managing Director, Grain Management

Qualifications:

Mr. Manvitz’s extensive experience in the areas of strategic planning and investments, capital allocation, senior executive management, operations, finance, mergers and acquisitions, and capital markets allows him to provide valuable insight to the Board of Directors in driving growth, building partnerships, and creating value.

Age: 51 Director Since: March 2021

Professional Highlights:

•  Managing Director, Grain Management—2022 to present

•  Interim Chief Financial Officer, Optimus Ride—2021

•  Senior Advisor IHS Holding Limited—2019 to 2021; Executive Vice President and Chief Strategy Officer—2018 to 2019; Chief Financial Officer—2016 to 2018; Chief Investment Officer—2013 to 2016; Chief Operating Officer—2011 to 2013; Executive Director, Corporate Finance and M&A—2010 to 2011

•  Managing Director, Arm Capital Partners—2009 to 2010

•  Executive Director, J.P. Morgan Securities, Inc.—2006 to 2009; Vice President—2004 to 2006; Associate Vice President—2002 to 2004

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2021 to present

•  Director, Alares—2022 to present

•  Senior Advisor, Africell—2021 to present

•  Adjunct Faculty, American University—2020 to present

2023 PROXY STATEMENT        7

PROPOSAL 1  |  ELECTION OF DIRECTORS

Jim Matheson (Independent)
Chief Executive Officer, NRECA

Qualifications:

Mr. Matheson’s extensive experience in public policy and financial services enables him to bring to the Board of Directors a valuable perspective in development of business strategies and on public policy and regulatory matters.

Age: 63 Director Since: March 2015

Professional Highlights:

•  Chief Executive Officer, National Rural Electric Cooperative Association—2016 to present

•  Principal in the Public Policy Practice, Squire Patton Boggs—2015 to 2016

•  Member of the United States House of Representatives—2001 to 2015

•  Founder of The Matheson Group—1999 to 2000

•  Consultant, Energy Strategies, Inc.—1991 to 1998

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2015 to present

•  Service on the United States House of Representatives Energy and Commerce Committee—2007 to 2015; Science Committee—2001 to 2011; Financial Services Committee—2003 to 2007; and Transportation and Infrastructure Committee—2001 to 2007

•  Chief Deputy Whip for the Democratic Caucus of the United States House of Representatives—2011 to 2015

•  Board Member, United States Association of Former Members of Congress—2015 to 2022

Samuel T. Ramsey (Independent)
Former Chief Risk Officer, Chase, the consumer and small business organization within JP Morgan Chase & Co.

Qualifications:

Mr. Ramsey brings more than 30 years of experience in consumer and commercial banking, with expertise in risk management, finance, treasury, and the capital markets, to the Board of Directors.

Age: 63 Director Since: November 2021

Professional Highlights:

•  Chief Risk Officer, Chase, the consumer and small business organization within JP Morgan Chase & Co.—2011 to 2014

•  Chief Risk Officer, Ally Financial Inc.—2007 to 2010

•  Chief Financial Officer, Global Corporate and Investment Banking, Bank of America—2006 to 2007

•  Enterprise Credit and Market Risk Executive, Chief Risk Executive for Global Consumer and Small Business Banking, Enterprise Operational and Market Risk Executive, Bank of America—2004 to 2006

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2021 to present

•  Director, Chair of Audit Committee, member of the Compliance and Finance Committees, Ditech Holding Corporation—2018 to 2019

8        SLM CORPORATION

PROPOSAL 1  |  ELECTION OF DIRECTORS

Vivian C. Schneck-Last (Independent/Operational and Compliance Risk Committee Chair)
Former Managing Director, Global Head of Technology Governance, Goldman Sachs & Company Age: 62 Director Since: March 2015

Qualifications:

Ms. Schneck-Last’s strategic technology experience and background in technology governance in the financial services field bring valuable perspective to the Board of Directors in risk management and on a broad range of enterprise technology matters.

Professional Highlights:

•  Managing Director, Global Head of Technology Governance, Goldman Sachs & Company—2009 to 2014; Managing Director, Global Head of Technology Business Development—2000 to 2014; Managing Director, Global Head of Technology Vendor Management—2003 to 2014

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2015 to present

•  Advisor/Director, Portrait Capital Systems, LLC—2015 to 2019

•  Advisor/Director, Coronet—2015 to present

•  Director, Bikur Cholim of Manhattan—2014 to present

Directorships of other public companies:

•  SCVX Corp.—2020 to 2022

Robert S. Strong (Independent/Financial Risk Committee Chair)
Former Managing Director, Chairman, Capital Commitments Committee, Bank of America Securities Age: 74 Director Since: April 2014

Qualifications:

Mr. Strong’s extensive experience in the banking and financial services industries allows him to provide valuable insight to the Board of Directors in the areas of finance, risk management, portfolio management, and business operations.

Professional Highlights:

•  Managing Director, Chairman, Capital Commitments Committee, Bank of America Securities—2006 to 2007; Managing Director, Portfolio Management—2001 to 2006

•  Executive Vice President, Chief Credit Officer, JP Morgan Chase Bank—1996 to 2001

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2014 to present

•  Director, Syncora Guaranty, Inc.—2018 to 2020

•  Director, Syncora Capital Assurance, Inc.—2009 to 2017

•  Member, Financial Policy Review Board for the State of New Jersey—2013 to 2016

•  Director, CamberLink Inc.—2013 to 2016

2023 PROXY STATEMENT        9

PROPOSAL 1  |  ELECTION OF DIRECTORS

Jonathan W. Witter (Executive; Not Independent)
Chief Executive Officer, Sallie Mae

Qualifications:

Mr. Witter’s extensive background and significant leadership experience in the banking industry and his customer experience expertise allow him to provide business and leadership insight to the Board of Directors in the areas of banking, financial services, capital markets, business operations, and customer service.

Age: 54 Director Since: April 2020

Professional Highlights:

•  Chief Executive Officer and Director, Sallie Mae—April 2020 to present

•  Executive Vice President and Chief Customer Officer, Hilton Worldwide Holdings—April 2017 to April 2020

•  President—Retail and Direct Banking, Capital One Financial Corporation—February 2012 to March 2017; President—Retail and Small Business Banking—September 2011 to February 2012; Executive Vice President—Retail Banking—December 2010 to September 2011

•  Chief Operating Officer—Retail Banking Group and President, Morgan Stanley Private Bank—2009 to December 2010

•  Executive Vice President and Head of General Bank Distribution, Wachovia (now Wells Fargo & Company)—2004 to 2009

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—April 2020 to present

Kirsten O. Wolberg (Independent/Preferred Stock Committee Chair)
Former Chief Technology and Operations Officer, DocuSign

Qualifications:

Ms. Wolberg’s extensive experience in information technology for the financial services industry allows her to provide valuable insight to the Board of Directors in the areas of finance, information technology risks, cyber security, and business operations.

Age: 55 Director Since: November 2016

Professional Highlights:

•  Chief Technology and Operations Officer, DocuSign—2017 to 2021

•  Vice President, PayPal Separation Executive, PayPal, Inc.—2014 to 2017

•  Vice President, Technology, PayPal, Inc.—2012 to 2014

•  Chief Information Officer, Salesforce.com—2008 to 2011

•  Vice President, Corporate Technology, Charles Schwab & Co.—2001 to 2008

Other Professional and Leadership Experience:

•  Director, Sallie Mae Bank—2016 to present

•  Director, Atlas —2023 to present

•  Director, Epidemic Sound-2021 to present

•  Director, Pryon-2021 to present

•  Director, Pie Insurance-2021 to present

•  Director, Duco Technology Limited—2020 to 2021

•  Director, Year Up—2008 to 2021

•  Director, Jewish Vocational Services—2014 to present

Directorships of other public companies:

•  Silicon Graphics International Corp.—2016

•  CalAmp Corp—2020 to present

•  Dynatrace, Inc.—2021 to present

10        SLM CORPORATION

PROPOSAL 1  |  ELECTION OF DIRECTORS

Board of Directors Recommendation

The Board of Directors Recommends a Vote “FOR” the Election of the Twelve Nominees Named Above.

2023 PROXY STATEMENT        11

Proposal 2—

Advisory Vote on

Executive Compensation

Sallie Mae is asking stockholders to approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on its executive compensation as reported in this proxy statement. Sallie Mae urges stockholders to read the “Compensation Discussion and Analysis” section (“CD&A”) of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of Sallie Mae’s named executive officers (“NEOs”).

At our annual meeting of stockholders held in June 2022, we submitted a non-binding vote to our stockholders to approve our executive compensation. Approximately 98.6 percent of the stockholders voted in favor of the say-on-pay proposal. We attribute that broad support in part to our continued efforts to understand and address the feedback we received from our stockholders. Specifically, in 2022 we continued to focus on performance-based compensation for our NEOs as we (i) tied a significant portion of total NEO compensation to the achievement of performance goals that we believe drive the fundamentals of our business and (ii) awarded a significant percentage, 50 percent, of the NEO’s long-term incentive plan (“LTIP”) equity awards in the form of performance-based awards consisting of performance stock units (“PSUs”).

The compensation awarded to our Chief Executive Officer (“CEO”), Jonathan W. Witter, and other NEOs for 2022 reflects the execution on our strategic priorities and core business in 2022, i.e., growing loan originations, expanding net interest margin, returning a significant amount of capital to stockholders, and rigorously managing expenses in an uncertain macroeconomic environment. The Compensation Committee is mindful of its responsibility to align executive compensation with the overall performance of the Company, while taking into consideration the need to provide market competitive compensation in order to recruit and retain highly skilled and experienced executives. The CD&A provides a comprehensive discussion and rationale for the 2022 pay decisions made by the Compensation Committee and the correlation to Company performance.

As described in the CD&A, our executive compensation programs are designed to attract, retain, and motivate our NEOs, who are important to our long-term success. Under these programs, we provide our NEOs with appropriate objectives and incentives to achieve our business goals. We believe that our compensation features demonstrate our responsiveness to our stockholders, our commitment to our pay-for-performance philosophy, and our goal of aligning management’s interests with those of our stockholders to support the creation of long-term value.

The Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, Sallie Mae is asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that Sallie Mae’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

This proposal to approve the resolution regarding the compensation of Sallie Mae’s NEOs requires the affirmative vote of the holders of a majority in voting power of the Common Stock present or represented, and entitled to vote thereon. Abstentions have the same effect as votes “AGAINST” the matter. Shares not voted on the matter, including broker non-votes, have no direct effect on the matter. This proposal is advisory in nature and, therefore, is not binding upon the Compensation Committee or the Board of Directors. However, the Compensation Committee will carefully evaluate the outcome of the vote when considering future executive compensation decisions. Following our Annual Meeting, we expect to hold the next advisory say-on-pay vote at our 2024 annual meeting of our stockholders.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the Approval, on an Advisory Basis, of the Compensation of our Named
Executive Officers, as Disclosed in the Compensation Discussion
and Analysis and the Related Compensation Tables and Narrative
Disclosure in this Proxy Statement.

12        SLM CORPORATION

Proposal 3—

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Section 14A of the Exchange Act also requires the Company to hold, at least once every six years, shareholder advisory votes on the frequency of future advisory votes on executive compensation. This proposal allows the Company’s stockholders to express their views on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 should occur every one, two, or three years. Stockholders may specify “1 year”, as recommended by the Board of Directors, or “2 years” or “3 years” on the proxy card or voting instruction form or may abstain from voting on this proposal.

Historically, the Board of Directors has recommended stockholders hold an advisory vote on executive compensation each year. An annual vote provides stockholders with an opportunity to provide input on compensation decisions and allows the Board of Directors to promptly reevaluate compensation policies and practices and reflect on stockholder feedback. This is also the preferred approach by many investors and institutional shareholder advisory service firms. For these reasons, the Board of Directors recommends that stockholders vote to hold an advisory vote on executive compensation every year.

The vote is advisory and not binding upon the Company and its Board of Directors. However, the Board of Directors values your opinion and will consider your vote when making future decisions on the frequency of the advisory vote. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Following our Annual Meeting, we expect to hold the next advisory vote on the frequency of future advisory votes on executive compensation at our 2029 annual meeting of our stockholders.

This proposal requires the affirmative vote of the holders of a majority in voting power of the Common Stock present or represented, and entitled to vote thereon. Abstentions will not be counted as votes cast “FOR” any of the frequency choices but will be counted as present or represented for determining whether any option receives a majority vote. If none of the options receive a majority vote, the option that receives the highest number of votes cast will be considered to be the frequency selected by stockholders. However, because this is only an advisory vote, the Board of Directors may decide that it is in the best interests of the stockholders and the Company to hold the say-on-pay vote more or less frequently than the option selected by the stockholders.

Board of Directors Recommendation

The Board of Directors recommends a vote For the Option of “1 YEAR” as the Preferred Frequency for Advisory votes on Executive Compensation.

2023 PROXY STATEMENT        13

Proposal 4—

Ratification of the Appointment of the Independent Registered Public Accounting Firm

Sallie Mae’s independent registered public accounting firm, KPMG LLP (“KPMG”), is selected by the Audit Committee of Sallie Mae’s Board of Directors (the “Audit Committee”). The Audit Committee has engaged KPMG as Sallie Mae’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of KPMG are expected to be present at the Annual Meeting, and they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

This proposal is put before the stockholders because the Board of Directors believes it is a good corporate governance practice to provide stockholders a vote on ratification of the selection of the independent registered public accounting firm.

For ratification, this proposal will require the affirmative vote of the holders of a majority in voting power of the Common Stock present or represented, and entitled to vote thereon. Abstentions have the same effect as votes “AGAINST” the matter. Shares not voted on the matter have no direct effect on the matter. If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement. Even if the selection of Sallie Mae’s independent registered public accounting firm is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during 2023 if, in its discretion, it determines such a change would be in the Company’s best interests.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” Ratification of the Appointment of KPMG as Sallie Mae’s Independent registered public accounting Firm for 2023.

14        SLM CORPORATION

Corporate Governance

Roles and Responsibilities of the Board of Directors

The Board of Directors believes strong corporate governance is critical to achieving Sallie Mae’s performance goals and to maintaining the trust and confidence of investors, employees, regulatory agencies, and other stakeholders.

The primary responsibilities of the Board of Directors are to:

•	review Sallie Mae’s long-term strategies and set long-term performance metrics;

•	review risks affecting Sallie Mae and its processes for managing those risks, and oversee assignment of various aspects of risk management, compliance, and governance;

•	select, evaluate, and compensate the CEO and our NEOs;

•	plan for succession of the CEO and members of the executive management team;

•	review and approve Sallie Mae’s annual business plan and multi-year strategic plan, and periodically review performance against such plans;

•	review and approve major transactions and business initiatives;

•	through its Audit Committee, select and oversee Sallie Mae’s independent registered public accounting firm;

•	recommend director candidates for election by stockholders; and

•	evaluate its own effectiveness.

Board Governance Guidelines

The Board of Directors’ Governance Guidelines (the “Guidelines”) are reviewed each year by the Nominations and Governance Committee, which from time to time will recommend changes to the Board of Directors. The Guidelines are published at www.salliemae.com/investors/corporate-governance/ and a written copy may be obtained by contacting the Corporate Secretary at corporatesecretary@salliemae.com or SLM Corporation, 300 Continental Drive, Newark, DE 19713. The Guidelines, along with Sallie Mae’s By-Laws, embody the following governance practices, among others:

•

A majority of the members of the Board of Directors must be independent directors, and all members of the (i) Audit, (ii) Nominations and Governance, and (iii) Compensation Committees must be independent.

•	All directors stand for re-election each year. Directors are elected under a majority vote standard in uncontested elections.

•	We have separated the role of Board Chair from CEO. We do not have a Lead Independent Director given the independence of our Board Chair.

•

Each regularly scheduled Board of Directors meeting may conclude with an executive session in which only members of the Board of Directors participate. Each regularly scheduled committee meeting also generally concludes with an executive session presided over by the committee Chair.

•	We seek representation on the Board of Directors that reflects a diversity of geography, gender, race, ethnicity, nationality, age, sexual orientation, and gender identity.

•	We maintain stock ownership and retention guidelines for directors and executive officers.

•	The Board of Directors and its committees undertake an annual review to evaluate their effectiveness.

•	Directors should not serve on more than three other public company boards in addition to the Company’s Board of Directors.

•	Non-employee directors are to retire no later than at the annual meeting of stockholders following such director’s 75th birthday.

2023 PROXY STATEMENT        15

CORPORATE GOVERNANCE

Board Leadership Structure

Ms. Franke, an independent director of the Company and Sallie Mae Bank, our wholly-owned subsidiary (the “Bank”), serves as the first woman to chair the Board of Directors of the Company as well as the Board of Directors of the Bank. Our independent Board Chair serves as the principal representative of the Board of Directors, presiding over meetings of the Board of Directors and stockholders. Mr. Witter, our CEO, serves as a member of the Board of Directors. The Board of Directors believes an independent director is best situated to serve as Board Chair as an effective counterbalance to management and our CEO, who also serves on the Board of Directors. By separating the CEO role from the Board Chair role, the Company is currently put in the best position to oversee all executives of the Company, monitor and respond to key risks and strategic initiatives at the Company, and act in the best interest of stockholders. The Board of Directors believes the Company is currently best served by separating the roles of Board Chair and CEO, while, subject to Sallie Mae’s By-Laws, the Board of Directors reserves the right to revisit this structure and combine the two roles, depending on the future needs and strategy of the Company at any given point in time.

Director Independence

For a director to be considered independent, the Board of Directors must determine the director does not have any direct or indirect material relationship with Sallie Mae. The Board of Directors has adopted the Guidelines, which embody the corporate governance principles and practices of the Company. The Guidelines include the standards for determining director independence, which conform to the independence requirements of the NASDAQ Global Select Market (“NASDAQ”) listing standards.

The Board of Directors has determined that each of the individuals who served as a director during 2022 and all nominees standing for election at the Annual Meeting, other than Mr. Witter, our CEO, are independent of Sallie Mae.

Each member of the Board of Directors’ Audit, Nominations and Governance, and Compensation Committees is independent within the meaning of the NASDAQ listing standards, Exchange Act Rule 10A-3, and Sallie Mae’s own director independence standards set forth in the Guidelines. The Guidelines are published at www.salliemae.com/investors/corporate-governance/.

Board Diversity

Our Board of Directors believes diversity is important and seeks representation across a range of attributes, including gender, race, ethnicity, and professional experience, and regularly assesses diversity when identifying and evaluating director candidates. As of December 31, 2022, our Board of Directors consisted of the following:

*	Including our Board Chair

16        SLM CORPORATION

CORPORATE GOVERNANCE

Pursuant to NASDAQ’s Board Diversity Rule, which was approved by the SEC on August 6, 2021, Board diversity disclosure is provided in the two tables below as of December 31, 2021 and December 31, 2022, respectively. The Company is in compliance with the NASDAQ Board Diversity Rule as at least one director self-identifies as female and at least one additional director self-identifies as an underrepresented minority or LGBTQ+.

Board Diversity Matrix (As of December 31, 2022)

Total Number of Directors 12	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	8

Part II: Demographic Background

African American or Black		1

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	3	7

Two or More Races or Ethnicities

LGBTQ+	1

Did Not Disclose Demographic Background	1

Board Diversity Matrix (As of December 31, 2021)

Total Number of Directors 12	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	8

Part II: Demographic Background

African American or Black		1

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	3	7

Two or More Races or Ethnicities

LGBTQ+	1

Did Not Disclose Demographic Background	1

2023 PROXY STATEMENT        17

CORPORATE GOVERNANCE

Board Skills and Experience

Board, Committee, and Annual Meeting Attendance

Our Board of Directors met 15 times in 2022. Each of the incumbent directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. Directors are expected to attend the Annual Meeting, and 11 out of 12 of the then-serving members of the Board of Directors attended the Annual Meeting in June 2022. Mr. Frank C. Puleo retired on June 21, 2022, the date of the 2022 Annual Meeting. Accordingly, he did not stand for re-election and did not attend the 2022 Annual Meeting.

Roles of the Board and Its Committees

The Board of Directors has established the following standing committees to assist in its oversight responsibilities: Audit; Compensation; Nominations and Governance; Financial Risk; Operational and Compliance Risk; and Preferred Stock. Each committee is governed by a Board-approved written charter, which is evaluated annually and sets forth the respective committee’s functions, responsibilities, and delegated authority. Membership of each of the committees is established on an annual basis.

Committee charters are available at www.salliemae.com/investors/corporate-governance/. Stockholders may obtain a written copy of any and all committee charters by contacting the Corporate Secretary at corporatesecretary@salliemae.com or SLM Corporation, 300 Continental Drive, Newark, Delaware 19713.

18        SLM CORPORATION

CORPORATE GOVERNANCE

The following table sets forth the membership and number of meetings held for each committee of the Board of Directors as of December 31, 2022.

	Audit(1)	Nominations and Governance	Compensation	Operational and Compliance Risk(2)	Financial Risk(2)	Preferred Stock

R. Scott Blackley(1) (2)(+)	*			*

Paul G. Child(1) (2) (+)	Chair				*

Mary Carter Warren Franke(2) (+) (C)		*	*

Marianne M. Keler(1) (+)	*	Chair				*

Mark L. Lavelle(2) (+)			Chair		*

Ted Manvitz(1) (+)	*		*			*

Jim Matheson(+)	*	*

Frank C. Puleo(3) (+)		*(3)			*(3)

Samuel T. Ramsey(1) (2) (+)				*	*

Vivian Schneck-Last (2) (+)		*		Chair

Robert S. Strong(1) (2) (+)				*	Chair

Jonathan W. Witter

Kirsten O. Wolberg(2) (+)			*	*		Chair

Number of Meetings in 2022	9	6	8	6	11	1

*	Committee Member

(C)	Board Chair

(+)	Independent Board Member

(1)

The Board of Directors determined Mr. Blackley, Mr. Child, Ms. Keler, Mr. Manvitz, Mr. Ramsey, and Mr. Strong each qualified as an “Audit Committee Financial Expert” as set forth in Item 407(d)(5) of Regulation S-K. During 2022, none of the Audit Committee members served on the Audit Committee of more than three public companies.

(2)

The Board of Directors determined Mr. Blackely, Mr. Child, Ms. Franke, Mr. Lavelle, Mr. Ramsey, Ms. Schneck-Last, Mr. Strong, and Ms. Wolberg each qualified as a “Risk Management Expert” as such term is defined by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and the rules and regulations promulgated thereunder.

(3)	Mr. Puleo served on the Nominations and Governance Committee and the Financial Risk Committee through his date of retirement from the Board of Directors on June 21, 2022.

2023 PROXY STATEMENT        19

CORPORATE GOVERNANCE

Risk Oversight

The Board of Directors and its committees oversee Sallie Mae’s overall strategic direction, including setting risk management philosophy, tolerance and parameters, and establishing procedures for assessing the risks of each business line as well as the risk management practices the management team develops and utilizes. Management escalates to the Board of Directors and/or its committees any significant departures from established tolerances and parameters and reviews new and emerging risks. Throughout the year, the Board of Directors and/or its committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail with senior management, including risks related to cybersecurity. We believe this risk oversight structure complements our current Board leadership structure of separate Chair and CEO roles and each of the committees of the Board of Directors being comprised solely of independent directors. The primary risk oversight responsibilities of each of the standing committees of the Board of Directors are as follows:

Audit Committee

•  review of financial statements and periodic public reports;

•  review reports prepared by management and/or external auditor setting forth significant financial reporting issues;

•  review sufficiency of internal controls over financial reporting and disclosure controls;

•  engage and communicate with our independent registered public accounting firm; and

•  oversee operation of internal audit function, staffing, and work plan.

Nominations and Governance

•  implement good governance policies and measures for Sallie Mae and our Board of Directors;

•  recommend nominees for election to the Board of Directors;

•  conduct assessments of the performance of the Board of Directors and its committees;

•  review related party transactions; and

•  oversee the environmental, social, and governance (“ESG”) function of the Company.

Compensation Committee

•  oversee all compensation and benefits for our CEO, executive officers, and independent directors;

•  oversee equity-based compensation plans;

•  review management’s administration of employee benefit plans;

•  review management succession planning;

•  oversee human capital management, including in the areas of diversity, equity, and inclusion; and

•  review and confirm our incentive compensation practices properly balance risk and reward and do not encourage excessive risk-taking.

Financial Risk Committee

•  monitor our major financial risks, including credit, market, and liquidity risks;

•  review our risk management framework as it pertains to financial risks and supporting governance structure, roles, and responsibilities established by management;

•  review our risk appetite framework and conduct regular reviews of key risk measures with respect to financial risks;

•  review and approve loan securitization transactions, loan sales, or debt transactions of our Company or our affiliates; and

•  oversee framework and strategies pertaining to liquidity and capital management and review capital and liquidity stress testing scenarios and key assumptions.

Operational and Compliance Risk Committee

•  monitor our major non-financial risks, including operational and compliance risks;

•  review our risk management framework as it pertains to non-financial risks and supporting governance structure, roles, and responsibilities established by management;

•  review our risk appetite framework and conduct regular reviews of key risk measures with respect to non-financial risks;

•  oversee and monitor information security and cyber-related risks;

•  monitor risk management capabilities related to third-party service providers, information and data security, privacy, crisis preparedness, business continuity and disaster recovery plans;

•  oversee the Bank’s Community Reinvestment Act (“CRA”) program and monitor its progress towards CRA performance goals. Through the Bank’s CRA program, the Bank focuses on access to finance by fulfilling its CRA obligations through consumer and community development lending, qualified investments, including grants to community development organizations and education scholarships to low- and moderate-income persons, and community development service activity, focusing on underserved communities in the Bank’s assessment area; and

•  oversee model risk management framework.

Preferred Stock Committee • monitor and evaluate our business activities in light of the rights of holders of the Company’s preferred stock.

All members of the Board of Directors also serve as members of the board of directors of the Bank and its committees. Our Audit, Compensation, Nominations and Governance, Financial Risk, and Operational and Compliance Risk committees perform similar oversight roles for the Bank.

20        SLM CORPORATION

CORPORATE GOVERNANCE

Nominations Process

The Nominations and Governance Committee considers for nomination to the Board of Directors candidates recommended by stockholders and members of the Board of Directors. The candidates are evaluated based on the needs of the Board of Directors and Sallie Mae at that time. The Board of Directors seeks representation across a range of professional experiences, and that reflects gender, race, ethnic, and geographic diversity. The minimum qualifications and attributes the Nominations and Governance Committee believes a director nominee must possess include:

•	knowledge of the business of Sallie Mae;

•	proven record of accomplishment;

•	willingness to commit the time necessary for Board of Directors service;

•	integrity and sound judgment in areas relevant to the business;

•	impartiality in representing stockholders;

•	ability to challenge and stimulate management; and

•	independence.

To recommend a candidate, stockholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chair of the Nominations and Governance Committee at corporatesecretary@salliemae.com or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, Delaware 19713. The stockholder should also include his or her contact information and a statement of his or her share ownership. The nomination deadline for the 2023 Annual Meeting has now closed. A stockholder wishing to nominate a candidate for the 2024 Annual Meeting must comply with the notice and other requirements in the By-Laws as described under “Stockholder Proposals for the 2024 Annual Meeting” in this proxy statement.

Related Party Transactions

Sallie Mae has a written policy regarding review and approval of related party transactions. Transactions covered by the policy are transactions involving Sallie Mae in excess of $120,000 in any year in which any director, nominee, executive officer, or greater-than-five percent beneficial owner of the Company, or any of their respective immediate family members, has or had a direct or indirect material interest, other than solely as a director and/or less-than-ten percent owner of an entity involved in the transaction (“Related Party Transactions”). Loans made in the ordinary course of Sallie Mae’s business to executive officers, directors, and their family members are considered Related Party Transactions and are pre-approved. Moreover, the Bank has also adopted written policies to implement the requirements of Regulation O of the Board of Governors of the Federal Reserve System, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be, and are, approved by the board of directors of the Bank.

Under the Related Party Transactions policy, the Chief Legal, Government Affairs and Communications Officer will notify the Chair of the Nominations and Governance Committee of any proposed Related Party Transaction, and the Chair of the Nominations and Governance Committee will determine if approval under the policy is required. If required, the Nominations and Governance Committee will then review the proposed Related Party Transaction and make a recommendation to the Board of Directors regarding whether to approve the transaction. In considering a transaction, the Nominations and Governance Committee and the Board of Directors take into account whether a transaction would be on terms no less favorable than to an unaffiliated third party under the same or similar circumstances, among other factors.

Environmental, Social, and Governance Practices

In conducting our business, we continually pursue practices we believe will drive sustainable, long-term growth and profitability. Such “environmental, social, and governance” or “ESG” practices may mean different things to different investors and stakeholders and to the organizations that evaluate and rate ESG practices. Our ESG practices are shaped by our mission—to power confidence as students begin their unique journeys. In April 2023, we released our annual ESG report, discussing our commitment to ESG practices. For a full discussion, please read our ESG report at www.salliemae.com/esg. Neither the report nor our website is incorporated by reference in this proxy statement.

2023 PROXY STATEMENT        21

CORPORATE GOVERNANCE

Human Capital Empowerment and Talent Development

We believe in a just and inclusive, values-based, mission-led culture that inspires commitment and drives performance. Our human capital strategy is focused on the attraction, development, empowerment, recognition, and rewarding of team members as they bring our mission to life.

We strive to create a diverse culture of inclusion and an environment that encourages and reinforces mutual trust, makes it safe to express thoughts, ideas and concerns, and connects and embraces diverse backgrounds and perspectives to power and fuel our mission. We believe such a diverse and inclusive workforce can lead to a more effective company.

We are focused on providing a total compensation package that enables us to attract, motivate, and retain our employees to help drive our business forward. Our benefits package includes company contributions to the 401(k) plan, educational assistance to our team members and their dependents, flexible work arrangements, and other comprehensive health and welfare programs. We also believe in paying competitive market wages, which is why we established $20/hour as our minimum starting rate for all positions in 2021.

As of December 31, 2022, we had approximately 1,700 team members, all located in the United States. We believe an engaged workforce leads to a more innovative, productive, and profitable company. For this reason, we measure employee engagement through culture surveys. These culture surveys provide insights we use to create an environment in which team members thrive and bring their full selves to work.

Ensuring the safety and well-being of our team members continued to be a priority during the COVID-19 pandemic. In March 2020, we enacted a robust business continuity plan, including remote working capabilities for all team members. We further adapted to the changing environment in 2021, and now offer remote, in-office, and hybrid options so our team may work in a manner best suited for them and their positions. We continue to provide team members with the tools and resources necessary to support their success and drive performance of the Company.

Our team members are involved in the communities in which they live and work through the Sallie Mae Employee Volunteer Program and the Sallie Mae Employee Matching Gift Program. In 2022, our team members volunteered 1,928 hours of their time through our community engagement programs. We also provide matching gifts for team members to support the interests and needs of them and their communities.

Corporate Governance

Sallie Mae’s Board of Directors, executive leaders, team members, and business partners are committed to operating under sound principles of corporate governance. We believe maintaining high standards of accountability and transparency are fundamental for the long-term success of our business. Our corporate governance structure ensures robust Board and management responsibility, responsiveness to our stockholders, and responsible decision-making. Our overarching code of conduct, corporate governance policies, Board committee charters, certificate of incorporation, and By-Laws form the framework of governance at Sallie Mae. Since the formation of the Company, we have attracted and built a strong, qualified, and diverse Board of Directors whose members have expertise relevant to our business and are deeply committed to operating ethically and with integrity. Eleven members of the Board are independent directors, including Ms. Franke, the first woman to serve as Board Chair in the Company’s history.

Political Expenditures

Our current policy on political activities is publicly available on our website at www.salliemae.com/investors/corporate-governance/ and sets forth the principles regarding our stance on political activities. We comply with federal, state, and local lobbying registration and disclosure requirements. We work closely with the Nominations and Governance Committee to review and assess our existing policies, procedures, and decision-making approaches to government relations and political activities.

At this time, we have one long-term, experienced employee engaged in lobbying activities exclusively related to matters that directly or indirectly affect the Private Education Loan (as hereinafter defined) industry and our mission. The compensation of the employee, and other executives, for time attributed to lobbying activity is reported as lobbying expenditure. That employee manages external, bipartisan lobbying/consulting firms that assist with the same objectives, and we report the lobbying-related expenditures made to external firms in our lobbying disclosures. Our involvement with industry associations is limited to those associations comprised of financial institutions with similar interests.

22        SLM CORPORATION

CORPORATE GOVERNANCE

Quarterly disclosures detailing our lobbying activities and expenditures, as required by the Lobbying Disclosure Act of 1995, are posted online by the Clerk of the U.S. House of Representatives and the Secretary of the U.S. Senate. Disclosures relating to contributions by our Political Action Committee are posted online by the Federal Election Commission (“FEC”). We will continue to comply with all applicable laws and regulations on disclosure of those activities.

The Sallie Mae Political Action Committee (“PAC”)

In June 2015, we formed the Sallie Mae PAC. Our PAC is governed by an Advisory Board comprised of six employees, who represent different divisions within the Sallie Mae organization. The PAC’s Advisory Board reviews and approves all PAC contributions. The PAC’s Advisory Board evaluates candidates, of any party, on factors that include their views on policy matters that impact Sallie Mae and our employees, their committee or leadership role, and representation of Sallie Mae facilities and employees.

Our PAC contributions are published on the FEC website.

Stockholder Communications with the Board

Stockholders and other interested parties may submit communications to the Board of Directors, the non-management directors as a group, the Board Chair, or any other individual member of the Board of Directors by contacting the Corporate Secretary in writing at corporatesecretary@salliemae.com or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, Delaware 19713.

Code of Business Conduct

We have a Code of Business Conduct that applies to the Board of Directors and all employees. The Code of Business Conduct is available on our website (www.salliemae.com/investors/corporate-governance/) and a written copy is available from the Corporate Secretary. We intend to post amendments to or waivers of the Code of Business Conduct, if any (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer, or any director), at this location on our website.

2023 PROXY STATEMENT        23

Report of the Audit Committee of the Board of Directors

The Audit Committee hereby reports as follows:

1.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

2.

The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (the “Commission”).

3.

The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB, regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

4.	The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s website at www.salliemae.com under “For Investors.”

5.

The Audit Committee’s charter requires the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, engagements may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. Any such additional engagements are approved by the Audit Committee or by the Audit Committee Chair pursuant to authority delegated by the Audit Committee. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table on the following page were authorized and approved by the Audit Committee in compliance with the pre-approval requirements described herein.

6.

Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the Commission.

Audit Committee Paul G. Child, Chair R. Scott Blackley Marianne M. Keler Ted Manvitz Jim Matheson

24        SLM CORPORATION

Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm Fees for 2022 and 2021

Aggregate fees billed for services performed for Sallie Mae by its independent accountant, KPMG, for fiscal years ended December 31, 2022 and 2021, are set forth below.

	2022	2021

Audit Fees	$2,149,441	$1,877,570

Audit Related Fees	$945,000	$1,110,000

Tax Fees	—	$3,679

All other fees	—	—

Total	$3,094,441	$2,991,249

Audit Fees. Audit fees include fees for professional services rendered for the audits of the consolidated financial statements of Sallie Mae and statutory and subsidiary audits, and for assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees include fees for assurance services related to servicing compliance reports, trust servicing and administration compliance reports, attest services that are not required by statute or regulation, and services related to the issuance of consents and comfort letters.

Tax Fees. Tax fees include fees for federal and state tax compliance, and tax consultation services.

All Other Fees. All other fees for the fiscal year ended December 31, 2022 were $0. All other fees for the fiscal year ended December 31, 2021 were $0.

Pre-Approval Requirements

The Audit Committee’s charter addresses the approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The Audit Committee’s charter requires all services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee or its Chair. Each approval of the Audit Committee or the Chair of the Audit Committee must describe the services provided and set a dollar limit for the services. The Audit Committee, or its Chair, pre-approved all audit and non-audit services provided by KPMG during 2022. Reporting is provided to the Audit Committee regarding services the Chair of the Audit Committee pre-approved between committee meetings. The Audit Committee receives regular reports from management regarding the actual provision of all services by KPMG. No services provided by our independent registered public accounting firm were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

2023 PROXY STATEMENT        25

Ownership of Common Stock by 5 percent or more holders

The following table provides information about each stockholder known to Sallie Mae to beneficially own five percent or more of the outstanding shares of our Common Stock, based solely on the information filed by each such stockholder in 2023 for the year ended December 31, 2022 on Schedule 13G, 13G/A, or 13F-HR, as applicable, under the Exchange Act.

Name and Address of Beneficial Owner	Shares(1)	Percent(1)

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	31,617,580	12.64%

Impactive Capital LP(3) 152 West 57th Street, 17th Floor New York, New York 10019	23,544,180	9.78%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	22,052,246	8.8%

Massachusetts Financial Services Company(5) 111 Huntington Avenue Boston, MA 02199	17,456,866	7.0%

UBS Group AG(6) Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	16,562,446	6.62%

(1)

Based on information in the most recent Schedule 13G, 13G/A, or 13F-HR, as the case may be, filed with the SEC pursuant to the Exchange Act with respect to holdings of the Company’s Common Stock as of December 31, 2022. Percentages are based on computations contained in the Schedule 13G or 13G/A of the reporting entity and other information we reasonably believe to be accurate.

(2)

Information is as of December 31, 2022 and is based upon a Schedule 13G/A, filed with the SEC on February 9, 2023, by The Vanguard Group, Inc., a Pennsylvania corporation. The reporting entity reported the sole power to vote or direct the voting for 0 shares of Common Stock, the shared power to vote or direct the voting for 121,322 shares of Common Stock, the sole power to dispose of or direct the disposition of 31,252,070 shares of Common Stock, and shared power to dispose of or direct the disposition of 365,510 shares of Common Stock.

(3)

Information is as of December 31, 2022 and is based upon a Schedule 13F-HR, filed with the SEC on February 14, 2023, by Impactive Capital LP, a Delaware limited partnership. The reporting entity reported the sole power to vote or direct the vote for 23,544,180 shares of Common Stock.

(4)

Information is as of December 31, 2022 and is based upon a Schedule 13G, filed with the SEC on January 25, 2023, by BlackRock, Inc., a Delaware corporation. The reporting entity reported the sole power to vote or direct the voting for 21,362,029 shares of Common Stock and the sole power to dispose of or direct the disposition of 22,052,246 shares of Common Stock.

(5)

Information is as of December 31, 2022 and is based upon a Schedule 13G/A, filed with the SEC on February 8, 2023, by Massachusetts Financial Services Company, a Delaware corporation. The reporting entity reported the sole power to vote or direct the voting for 17,146,433 shares of Common Stock and the sole power to dispose of or direct the disposition of 17,456,866 shares of Common Stock.

(6)

Information is as of December 30, 2022 and is based upon a Schedule 13G, filed with the SEC on February 13, 2023, by UBS Group AG for the benefit and on behalf of the UBS Asset Management (Americas) Inc. The reporting entity reported the sole power to vote or direct the voting for 12,838,414 shares of Common Stock, the shared power to vote or direct the voting for 0 shares of Common Stock, the sole power to dispose of or direct the disposition of 0 shares of Common Stock, and shared power to dispose of or direct the disposition of 16,562,446 shares of Common Stock.

26        SLM CORPORATION

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of Sallie Mae’s Common Stock by: (i) our current directors and nominees; (ii) the Named Executive Officers listed in the Summary Compensation Table; and (iii) all of the Company’s current directors and executive officers as a group. Under SEC rules, beneficial ownership for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options). Information is provided as of February 28, 2023, unless noted otherwise. As of February 28, 2023, the Company had 242,216,315 outstanding shares of Common Stock. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

	Shares	Vested Options(1)	Total Beneficial Ownership	Percent of Class

Directors and Director Nominees

R. Scott Blackley	—	—	—	*

Paul G. Child	79,008	—	79,008	*

Mary Carter Warren Franke(2)	84,151	—	84,151	*

Marianne M. Keler(3)	113,758	—	113,758	*

Mark L. Lavelle	44,414	—	44,414	*

Ted Manvitz	20,121	—	20,121	*

Jim Matheson	78,318	—	78,318	*

Samuel T. Ramsey	8,081	—	8,081	*

Vivian C. Schneck-Last	71,098	—	71,098	*

Robert S. Strong	99,623	—	99,623	*

Jonathan W. Witter(4)	909,332	—	909,332	*

Kirsten O. Wolberg	54,200	—	54,200	*

Named Executive Officers

Steven J. McGarry(5)	316,956	—	316,956	*

Kerri A. Palmer	9,096	—	9,096	*

Daniel P. Kennedy	205,322	—	205,322	*

Donna F. Vieira	84,490	—	84,490	*

Current Directors and Executive Officers as a Group (17 Persons)	2,202,433	—	2,202,433	*

*	Represents beneficial ownership of less than 1 percent.

(1)	Shares that may be acquired within 60 days of February 28, 2023, through exercise of vested net settled options. Net settled options are shown on a “spread basis” and if not in-the-money shown as 0.

(2)	Includes 7,000 shares held by Ms. Franke’s spouse in his IRA.

(3)	Includes 76,574 shares held in trust.

(4)	Includes 249,015 shares that vested on April 20, 2023.

(5)	Includes 117 shares credited as phantom stock units due to a deferred compensation plan account.

2023 PROXY STATEMENT        27

Executive Officers

Our executive officers are appointed annually by the Board of Directors. The following sets forth biographical information concerning Sallie Mae’s executive officers who are not directors. Biographical information for Mr. Witter is included in Proposal 1—Election of Directors.

Steven J. McGarry Age 65

Position and Business Experience

•

Executive Vice President and Chief Financial Officer, SLM Corporation—May 2014 to present; Senior Vice President—Corporate Finance and Investor Relations, SLM Corporation—June 2013 to April 2014; Senior Vice President—Investor Relations, SLM Corporation—June 2008 to June 2013

Kerri A. Palmer Age 52

Position and Business Experience

•

Executive Vice President and Chief Operational Officer, SLM Corporation and President, Sallie Mae Bank—January 2023-Present; Executive Vice President and Chief Risk Officer, SLM Corporation—April 2022 to January 2023; Executive Vice President and Chief Risk and Compliance Officer, SLM Corporation—January 2021 to April 2022

•

Senior Vice President, Risk Management, Capital One Financial Corporation—2013 to January 2021; Managing Vice President and Business Chief Risk Officer, Auto Finance and Mortgage, Capital One Financial Corporation—2008 to 2013

Donna F. Vieira Age 58

Position and Business Experience

•	Executive Vice President and Chief Commercial Officer, SLM Corporation—August 2020 to present; Executive Vice President and Chief Marketing Officer, SLM Corporation—January 2019 to August 2020

•	Director, Choice Hotels International, Inc. —July 2021-Present

•	Chief Marketing Officer, Consumer Banking and Wealth Management, JPMorgan Chase—May 2014 to October 2018; Chief Marketing Officer, Chase Business Banking, JPMorgan Chase—April 2011 to May 2014

•	Senior Vice President, Relationship Manager, Dun & Bradstreet—March 2010 to April 2011

•	Senior Vice President, General Manager Small Business Products, Dun & Bradstreet—July 2008 to March 2010

28        SLM CORPORATION

EXECUTIVE OFFICERS

Jonathan R. Boyles Age 56

Position and Business Experience

•	Senior Vice President, Controller, SLM Corporation—May 2014 to present; Vice President, Corporate Financial Reporting and Accounting Policy, SLM Corporation—May 2010 to April 2014

Nicolas Jafarieh Age 48

Position and Business Experience

•

Executive Vice President and Chief Legal, Government Affairs & Communications Officer, SLM Corporation—April 2022 to present; Senior Vice President and Chief Legal, Government Affairs & Communications Officer, SLM Corporation-August 2020 to April 2022; Senior Vice President and General Counsel, SLM Corporation—March 2018 to August 2020; Senior Vice President, Deputy General Counsel, and Assistant Corporate Secretary, SLM Corporation—February 2017 to March 2018; Vice President, Associate General Counsel, and Assistant Corporate Secretary, SLM Corporation—December 2013 to February 2017; Managing Director and Associate General Counsel, Sallie Mae, Inc.—February 2010 to December 2013; Associate General Counsel, Sallie Mae, Inc.—June 2008 to February 2010

2023 PROXY STATEMENT        29

Executive Compensation

Compensation Discussion and Analysis

CD&A Roadmap

30        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this Compensation Discussion and Analysis (“CD&A”), we describe our compensation practices and programs in the context of our NEOs. It is worth noting our compensation practices and programs applicable to our NEOs in many cases also apply to senior executive employees other than our NEOs.

Our primary business is to originate and service high-quality Private Education Loans. “Private Education Loans” are education loans for students or their families that are not made, insured, or guaranteed by any state or federal government. We also offer a range of deposit products insured by the Federal Deposit Insurance Corporation. In 2022, approximately 369,000 families chose us as their Private Education Loan provider, more than any other private student loan lender. We originated approximately $6.0 billion of Private Education Loans in 2022, an increase of 10 percent from the year ended December 31, 2021. As of December 31, 2022, we had $19.0 billion of Private Education Loans held for investment, net, outstanding. The Private Education Loans we make to students and families serve primarily to bridge the gap between the cost of higher education and the amount funded through family income and savings, scholarships and grants, and federal financial aid. We also extend Private Education Loans as an alternative to similar federal education loan products where we believe our rates are competitive.

Our performance-based compensation programs, including the 2022 Annual Incentive Plan, which consists of (i) a short-term annual cash bonus (the “2022 AIP”), and (ii) the performance-based element of the LTIP, consisting of a grant of PSUs that vest solely based on a relative total shareholder return (“TSR”) measure that vests over a three-year period, focus our senior executives on goals that drive our financial performance while balancing risk and reward.

As discussed in more detail herein, our 2022 AIP encourages executives to focus on customer growth (through the Private Education Loan originations metric), while ensuring that such growth comes from high credit quality loans (through the private Education Loan originations metrics). Our 2022 performance-based compensation programs also include the following financial metrics: pre-tax, pre-provision, pre-operating expense income per share, operating expenses, and relative TSR.

Although the Company’s TSR performance has been positive over the last three years, payouts under our 2022 AIP were lower for 2022 than for 2021 because the Company’s performance in 2022 based on other performance metrics was not as strong as in 2021. While we achieved significant Company successes in 2022, such as (i) growing originations, (ii) expanding net interest margin, (iii) returning a significant amount of capital to stockholders, and (iv) rigorously managing expenses in an uncertain macroeconomic environment, we did not deliver on certain key Company performance metrics. Specifically, (a) charge-offs were higher than anticipated due to a combination of factors, including the previously announced credit administration practices changes the Company implemented in 2021 that imposed additional requirements for those borrowers requesting forbearance, as well as a shortage and lack of tenured collections staff, and other operational challenges during much of 2022; and (b) earnings per share were lower than expected based on the fourth-quarter provision for credit losses of $297 million and the write down of $60 million of the value of an investment in non-marketable equity securities. Accordingly, because we continue to value a pay-for-performance philosophy that aligns compensation with Company performance, NEO payouts under the 2022 AIP were approximately 15% less than the prior year’s NEO annual incentive plan payouts, as illustrated in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table on page 52. This was the case despite other accomplishments that have brought significant value to our stockholders.

We believe this continued emphasis on performance-based compensation, as well as the continued focus on share value as a key metric for equity-based compensation, should further align our executives’ compensation with the interests of our stockholders.

2023 PROXY STATEMENT        31

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The pay-for-performance philosophy underlying our executive compensation program provides a competitive total compensation program tied to both Company and individual performance, aligned with the interests of our stockholders, and designed to attract and retain executives. For 2022, we used the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•	Tie a significant portion of the total compensation of our executives to the achievement of enterprise-wide goals that drive stockholder value.

•	Focus executive compensation to reward short-term performance and long-term growth and focus management on sustained success and stockholder value creation while balancing risk and financial results.

•	Determine executive compensation amounts without considering amounts realized (or not) from prior annual or long-term incentive compensation programs.

Named Executive Officers

For the fiscal year ended December 31, 2022, our Named Executive Officers were:

(1)	Ms. Palmer was appointed Executive Vice President and Chief Operational Officer and President of Sallie Mae Bank effective January 9, 2023.

(2)

In connection with Ms. Palmer’s appointment as Executive Vice President and Chief Operational Officer and President of Sallie Mae Bank, Mr. Kennedy ceased serving as Chief Operational Officer and President of Sallie Mae Bank effective January 9, 2023. Mr. Kennedy’s employment with the Company was terminated without cause on March 1, 2023.

32        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Practices Summary

What We Do	What We Don’t Do

  ✓  Tie significant portions of compensation to Company performance

  ✓  Utilize the 2022 AIP containing a formulaic funding mechanism (based on quantitative metrics) for annual bonuses

  ✓  Utilize an LTIP with a significant weighting based on performance-based equity awards, including PSUs that vest solely based on relative TSR

  ✓  Annually review and refine all compensation programs and policies based on feedback from stockholders, our Board of Directors, our independent compensation consultant, and market best practices

  ✓  Mitigate risk-taking by utilizing equity awards vesting over a three-year period, while placing caps on potential payments and utilizing a one-year holding period following the vesting of PSUs granted in 2021, 2022 and 2023

  ✓  Maintain an adjustment policy (that includes clawbacks) with respect to incentive-based compensation, and retain clawback provisions with respect to equity-and cash-based awards

  ✓  Require significant share ownership by the CEO, Executive Vice Presidents, and Senior Vice Presidents

  ✓  Compensation Committee, comprised only of independent directors, determines achievement of the funding metrics and individual performance of our NEOs pertaining to the cash payouts under the 2022 AIP, as well as all aspects of their compensation and incentives

  ✓  Annually assess risk of significant employee incentive compensation plans

  ✓  Retain an independent compensation consultant to advise on market practices and specific compensation programs

✗   No individual change-in-control agreements

✗   No “single-trigger” change-in-control agreements

✗   No excise tax gross-ups

✗   No hedging or pledging of Common Stock

✗   No single-trigger accelerated settlement of equity awards

✗   No above-market returns on deferred compensation plans

✗   No pension benefits provided

2023 PROXY STATEMENT        33

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Engagement & Say-on-Pay Results

Stockholder Engagement

We engage with our stockholders and proxy advisory firms throughout the year and provide stockholders with an annual opportunity to cast an advisory say-on-pay vote. At our 2022 annual meeting of stockholders, approximately 98.6 percent of the votes present voted in favor of our say-on-pay proposal. Through our stockholder engagement and strong say-on-pay vote, we gathered important information on how our compensation policies could continue to improve and continued practices that encourage sustainable long-term growth. We continue to focus on performance-based compensation for our NEOs as we (i) tie a significant portion of total NEO compensation to the achievement of performance metrics and goals pursuant to the AIP and (ii) award a significant percentage, set at 50 percent, of each NEO’s LTIP in the form of PSUs. Stockholder engagement and the outcome of the say-on-pay vote results will continue to inform future compensation decisions. Over the last five years, stockholders have strongly supported our executive compensation program, with 89% or more of the votes cast in support of the program each year.

Historical Say-on-Pay Vote

Annual Meeting Year	2018	2019	2020	2021	2022

For Say-on-Pay Vote	92.2%	96.0%	94.4%	89.3%	98.6%

34        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Stock Performance

Our stock generated a three-year total return for stockholders of 95.7 percent from 2019 through 2022, compared to 3.2 percent for our peer group of companies, 23.2 percent for the S&P Supercomposite Consumer Finance Sub Industry Index, and 26.2 percent for the S&P 400 Regional Bank Sub-Industry Index. As of December 31, 2022, we ranked in the 90th percentile of total returns for the three-year period of our peer group.

Total Shareholder Return

12/31/19-12/31/22

*	For the full roster of members of our peer group, please refer to the section below on page 48 entitled “Peer Group Analysis.”

Over the last three years, Total Assets have decreased by 11.9 percent and GAAP Diluted Earnings Per Common Share has increased by 35 percent.

Highlights of Company Performance

•	2022 Net Income Attributable to Common Stock (calculated in accordance with Generally Accepted Accounting Principles (“GAAP”)) of $460 million, as compared to $1,156 million in the prior year.

•	$1.76 GAAP Diluted Earnings Per Common Share for 2022, as compared to $3.61 for the prior year.

•	Private Education Loan Originations of $6.0 billion in 2022, as compared to $5.4 billion in 2021, a 10 percent increase year-over-year.

•	Private Education Loan held for investment portfolio, net, totaled $19.0 billion as of December 31, 2022, as compared to $19.6 billion as of December 31, 2021, a 3.1 percent decrease year-over-year.*

•	2022 Full-Year Net Interest Margin of 5.31 percent, up from 4.81 percent in Full-Year 2021.

•	40 million shares of Common Stock were repurchased in 2022, a 14 percent reduction in total Common Stock outstanding since January 1, 2022.

•	Total Assets of $28.8 billion as of December 31, 2022, as compared to $29.2 billion as of December 31, 2021.**

*

The decrease in the Private Education Loan portfolio is primarily related to loan sales during 2022 and an increase in the allowance for loan losses during 2022 primarily as a result of new loan commitments made during the period, slower prepayment rates, and additional management overlays, which were partially offset by negative provisions recorded for loans sold.

**	The decrease in Total Assets from 2021 to 2022 was primarily due to the decrease in the Private Education Loan portfolio, noted above.

2023 PROXY STATEMENT        35

COMPENSATION DISCUSSION AND ANALYSIS

Allocation of Compensation

The charts below illustrate, for our CEO and separately for the other NEOs in aggregate, the percentage of 2022 compensation that consisted of base salaries, target annual bonuses (determined and paid in cash in early 2023), and LTIP awards of RSUs and PSUs granted in early 2022.

36        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

The compensation program in 2022 for our NEOs consisted of seven elements. These elements, as well as the reasons why each was chosen and the ways in which each achieves our compensation objectives, are described below:

2023 PROXY STATEMENT        37

COMPENSATION DISCUSSION AND ANALYSIS

How Our Compensation Decisions Are Made

Participant	Roles

Board of Directors

•  Independent members establish CEO’s compensation based on findings and recommendations of Compensation Committee and Independent Board Chair.

•  Receives report from Compensation Committee with respect to annual AIP target achievements, bonus pool funding, and PSU progress.

Compensation Committee

•  Sets AIP and PSU targets and approves NEO individual performance goals at the beginning of each year.

•  Establishes annual long-term, equity-based incentive plan awards for employees, including NEOs, and establishes related performance-based metrics.

•  Retains independent compensation consultant on annual basis.

•  Establishes peer group for comparative compensation data purposes.

•  Participates with Independent Board Chair in the annual performance and compensation review of CEO and recommendation to the Board of Directors.

•  Reviews and approves all aspects of NEO compensation, excluding the CEO.

•  Reviews and recommends CEO compensation to the Board of Directors for approval.

•  Approves and/or certifies annual achievement of AIP targets, PSU targets, aggregate AIP bonus pool, and NEO individual performance goals.

•  Reviews compensation of covered employees consisting of senior executive officers and other significant risk takers as defined by management.

•  Reviews and/or approves AIP and LTIP awards to all eligible employees.

Independent Board Chair	• Participates in development and delivery of CEO’s performance and compensation review.

Compensation Committee Chair	• Participates in development and delivery of CEO’s performance and compensation review.

Chief Executive Officer

•  Reviews performance of all other NEOs with Compensation Committee and makes recommendations with regard to their salaries, bonuses, and LTIP awards.

•  Participates with Compensation Committee in final review and/or approval of AIP and LTIP awards to all eligible employees, other than the CEO.

Compensation Consultant

•  Assists the Compensation Committee in the review and oversight of all aspects of our executive compensation programs, particularly as they relate to the development and interpretation of peer group membership, compensation data, and the design and implementation of executive compensation programs in light of prevailing regulatory and market practices.

Chief Risk Officer

•  Conducts a (i) risk assessment prior to the adoption of employee incentive compensation plans to identify potential material risks that may be created by such plans;(ii) quarterly risk review of performance against incentive compensation plans; and (iii) backward-looking review and attestation of the achievement of metrics associated with incentive compensation plans and the method by which the results were achieved, prior to payment pursuant to those plans.

Audit Committee	• With the Compensation Committee, reviews and approves the goals and compensation of the Chief Audit Officer.

Financial Risk Committee	• Reviews the goals and compensation of the Chief Risk Officer.

Operational and Compliance Risk Committee	• Reviews the goals and compensation of the Chief Risk Officer.

38        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

In establishing compensation levels and structures, policies, and performance for 2022, the Compensation Committee also considered the results of the 2022 annual meeting of stockholders “say-on-pay” advisory vote of stockholders, which received the approval of approximately 98.6 percent of the holders of the Common Stock present or represented, and entitled to vote thereon, and recommendations from stockholders as part of our stockholder outreach. Given the results of the stockholder advisory vote, the Compensation Committee’s ongoing review of our compensation programs, and feedback from our stockholders, the Compensation Committee believes our existing executive compensation programs effectively align the interests of our NEOs with our short-term and long-term goals.

Base Salary Determinations

The following factors are considered in determining any base salary adjustments for our NEOs:

•	Scope and responsibility of the NEO’s position;

•	Achievement of annual business goals, and individual performance goals;

•	Overall compensation paid by competitors for comparable positions;

•	Recruitment, retention and development of leadership talent; and

•	The appropriate balancing of each NEO’s base salary against his or her incentive compensation.

Based on these factors, our NEOs’ base salaries were adjusted during fiscal year 2022 as follows:

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)	% Increase

Jonathan W. Witter	950,000	1,100,000	15.8%

Steven J. McGarry	500,000	515,000	3.0%

Kerri A. Palmer	550,000	566,500	3.0%

Daniel P. Kennedy	475,000	489,250	3.0%

Donna F. Vieira	475,000	489,250	3.0%

The increase of each of the NEO’s base salary was intended to (i) ensure his or her compensation remains competitive with the market and (ii) recognize his or her respective performance as well as the Company’s performance in 2021.

2023 PROXY STATEMENT        39

COMPENSATION DISCUSSION AND ANALYSIS

2022 Annual Incentive Plan for Named Executive Officers

The following are highlights of the 2022 AIP:

•  The following four funding metrics were utilized under the 2022 AIP at the following weightings:

•  Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share* (40 percent)

•  Private Education Loan Originations (25 percent)

•  Operating Expenses (25 percent)

•  Net Charge-Offs (10 percent)

•  Each NEO in the 2022 AIP had an established target bonus opportunity as set by the Compensation Committee, with no guaranteed minimum (i.e., the actual bonus payout could be 0 percent of target).

•  Included a clawback and risk adjustment provision.

•  Chief Risk Officer completed a risk assessment and attestation of the 2022 AIP as well as quarterly qualitative risk reviews of the performance against the 2022 AIP funding metrics.

•  Under the 2022 AIP, the NEOs’ annual bonuses were paid in cash.

*  See “Appendix A – Reconciliation of Non-GAAP Financial Measures” for a more detailed explanation of “Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share” and a reconciliation to GAAP diluted earnings per share.

Annual Incentive Plan Goal Setting

Each year, management develops a rigorous business plan that reflects the Company’s strategy for achieving operating and financial results to enhance franchise value while prudently growing our business. The Company’s business plan was the source of the performance goals approved by the Compensation Committee for purposes of setting our 2022 AIP targets and funding metrics. These performance goals were carefully analyzed and subject to considerable review by the Compensation Committee, with the advice of its independent compensation consultant.

Since establishing Sallie Mae as a stand-alone consumer bank in April 2014, we generally have been able to consistently enhance franchise value by growing assets and earnings, maintaining conservative credit standards, and providing excellent customer service. As a financial institution, our funding metrics for the 2022 AIP were designed to balance asset growth, credit quality, operating expenses, and risk management by utilizing a mix of financial metrics (pre-tax, pre-provision, pre-operating expense income per share and operating expenses), a customer growth metric (private education loan originations), and a credit quality metric (net charge-offs).

In selecting objective performance metrics and establishing challenging target, threshold, and maximum levels, the Compensation Committee considered the upcoming year’s business objectives and outlook in light of the unique dynamics of the consumer-banking sector at that point in time. Rather than only examining and relying upon the prior year’s targets and actual results—which may not reflect the current year’s changes to our strategic business plan—and challenges affecting our industry, the Compensation Committee’s goal setting considers particular and timely market trends that are likely to impact our business based on current activity, as well as our Company’s projected growth and other factors specific to our business.

Four corporate metrics were established by the Compensation Committee to determine the funding of the 2022 AIP.

40        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above, these four metrics were derived from management’s 2022 objectives identified in our annual business plan. These metrics, their rationale, and the weightings at which they were set are discussed in the table below:

METRIC	WEIGHTING	RATIONALE FOR USING EACH METRIC

Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share	40%

This is a primary metric used by management to measure internally the Company’s performance for the year. This measure allows management to evaluate the Company’s performance and ability to generate earnings from its primary business.

Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share is a non-GAAP measure. The determination of Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share for 2022 starts with GAAP diluted earnings per common share for 2022, increases that amount by (i) the impact of the GAAP provision for credit losses per common share for 2022, (ii) the impact the GAAP total non-interest expense per common share for 2022, (iii) the impact of the GAAP income tax expense per common share for 2022, and (iv) the impact of GAAP preferred stock dividends per common share for 2022. See Appendix A – Reconciliation of Non-GAAP Financial Measures for a more detailed explanation of Non-GAAP “Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share” and a reconciliation to GAAP diluted earnings per common share.

For 2022, the Compensation Committee approved a target of $7.15 for Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share. The 2022 target was set using, among other items, the gain expected to be recognized by the Company on the potential sale of certain Private Education Loans in 2022 and the expected impact of potential share repurchases in 2022.

Private Education Loan Originations	25%

This measurement serves as a key indicator of the trajectory of our business, including our future earnings and asset growth.

For 2022, the Compensation Committee approved a target of $5.95 billion for Private Education Loan Originations, a 4.4 percent increase from the $5.7 billion target in 2021, due to the increase in students returning to campus.

Operating Expenses	25%

This is a key measurement to evaluate the expense discipline of the Company regarding costs attributable to running our business.

For 2022, the Compensation Committee approved a target of $560 million for Operating Expenses, a 5.7 percent increase from the $530 million target in 2021, due to increased spending to drive strategic initiatives and loan volume as well as invest in human capital.

Net Charge-Offs	10%

This metric is used to measure the credit performance of our loan portfolio, a significant indicator of the health of our business.

For 2022, the Compensation Committee, approved a target of $265 million for Net Charge-Offs, a 1.9 percent decrease from the $270 million target in 2021, which was forecasted using historical roll rate performance applied to expected Private Education Loan repayment balances.

Minimum, target, and maximum achievement levels were set for each performance metric and a weight assigned to each performance metric based on its relative importance to our overall operating plan. Our NEOs were each eligible to receive bonuses up to a stated maximum percentage of their base salary, not to exceed $5 million, assuming the initial funding threshold was achieved.

2022 AIP Funding and Payout Computation

In May 2022, the Compensation Committee established the bonus pool funding metrics. In February 2023, the Compensation Committee, including the independent Board Chair, reviewed our relative achievement of the previously established bonus pool funding metrics, and after discussions with our CEO, determined that for the year ended December 31, 2022 the bonus pool should be funded at 94.9 percent based on the achievement of the four funding metrics as summarized in the table below.

2023 PROXY STATEMENT        41

COMPENSATION DISCUSSION AND ANALYSIS

Application of the 2022 AIP funding score, based on the four funding metrics approved in May 2022, resulted in the following:

(Dollars in Millions, except per share amounts)

Funding Metric	Min	Target	Max	Actual Performance		Award Factor	Weighting	Funding Metric Score

Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share	$6.40	$7.15	$7.90	$7.20	(1)	107%	40%	42.8%

Private Education Loan Originations	$5,500	$5,950	$6,500	$5,975		105%	25%	26.3%

Operating Expenses	$610	$560	$510	$558		103%	25%	25.8%

Net Charge-Offs(2)	$290	$265	$240	$390		0%	10%	0%

Total								94.9%

(1)

Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share is a Non-GAAP metric under the 2022 AIP that is derived from GAAP net income. In considering the achievement of the Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share metric under the 2022 AIP, the Compensation Committee, when reviewing the funding of the 2022 AIP, approved certain modifications to the calculation of this Non-GAAP metric to omit the negative impact of deterioration in the valuation of certain non-marketable securities owned by the Company. Those modifications resulted in the actual performance under the modified Non-GAAP metric used for purposes of the funding of the 2022 AIP changing from $6.97 to $7.20. See Appendix A for a reconciliation.

(2)

The Company did not achieve the Net Charge-Offs target as a result of a combination of factors, including the previously announced credit administration practices changes the Company implemented in 2021 that imposed additional requirements for those borrowers requesting forbearance, as well as a shortage and lack of tenured collections staff, and other operational challenges during much of 2022.

With a 2022 AIP funding score of 94.9 percent, the Compensation Committee assessed each NEO’s individual performance against outcome-based goals as further detailed in the section titled “NEO Achievements” below. Each NEO’s respective individual performance was assessed during the annual performance review and covered employees risk review, in the following three areas: (i) delivering against investor expectations; (ii) executing our strategic imperatives; and (iii) enhancing the general strength of the organization. With respect to the 2022 AIP, as in prior years, the Compensation Committee had discretion to increase or reduce any bonus amount, including down to zero, that would otherwise be earned or payable to any participant and to take into account assessment of any other additional factors. The annual bonus payment to each NEO under the 2022 AIP is set forth below.

Named Executive Officer	Target Bonus as a % of Base Salary	2022 Target Bonus $ Amount	2022 AIP Payout

Jonathan W. Witter	150%	$1,650,000	$1,320,000

Steven J. McGarry	150%	$772,500	$733,875

Kerri A. Palmer	125%	$708,125	$920,563

Daniel P. Kennedy	125%	$611,563	$489,250

Donna F. Vieira	125%	$611,563	$672,719

42        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

2022 NEO Long-Term Incentive Program

In connection with our 2022 NEO LTIP awards, the Compensation Committee utilized a combination of (i) 50 percent RSUs vesting in one-third increments over each anniversary of the grant date, and (ii) 50 percent PSUs vesting in 2025 upon certification by the Compensation Committee as to the achievement of the relative TSR performance metric with a one-year holding period after vesting as described in more detail below, Our 2022 LTIP grants are intended to provide long-term incentive and performance-based compensation to our NEOs in order to retain and attract highly qualified executives and tie their performance to the performance of our Company, thus aligning their interests with the interests of our stockholders.

•  For the NEOs, including Mr. Witter, we granted PSUs that:

•  vest between 0 percent and 200 percent in 2025 based on the Company’s relative TSR from February 18, 2022 to February 18, 2025;

•  vest upon the Compensation Committee’s determination of actual performance relative to pre-established targets; and

•  require a one-year holding period immediately following the vesting date of the PSUs.

Relative TSR

We believe relative TSR, the sole PSU performance metric, is important because it aligns the interests of our management with those of our stockholders. Our relative TSR will be evaluated by comparing the Company’s stock price performance to a defined set of comparable companies based on size, volatility, stock price correlation, and industry.

We annually review the metrics (and related target levels) used in our long-term incentive programs to ensure they remain aligned with our strategic plan and the interest of our stockholders. The PSU goal is derived from a rigorous process that involved input and discussions among the Compensation Committee, our CEO, human resources, finance personnel, risk management, legal, and the Compensation Committee’s independent compensation consultant.

The table below sets forth the value of LTIP awards granted in February 2022(1):

Named Executive Officer	2022 LTIP RSUs ($)	2022 LTIP PSUs(2) ($)	2022 LTIP Total(3) ($)

Jonathan W. Witter	$2,500,000	$2,500,000	$5,000,000

Steven J. McGarry	$450,000	$450,000	$900,000

Kerri A. Palmer	$350,000	$350,000	$700,000

Daniel P. Kennedy	$450,000	$450,000	$900,000

Donna F. Vieira	$425,000	$425,000	$850,000

(1)

The dollar value amounts of the respective LTIP awards granted to each of the NEOs in 2022 as shown in this table differ from the Summary Compensation Table and the 2022 Grants of Plan-Based Awards Table disclosure due to differences in the accounting valuation of the equity awards on the grant date.

(2)

PSUs granted in 2022 to NEOs are disclosed in this column at the target level. PSUs will vest between 0 percent to 200 percent in 2025 based on relative TSR from February 18, 2022 to February 18, 2025, with a one-year holding period after vesting.

2023 PROXY STATEMENT        43

COMPENSATION DISCUSSION AND ANALYSIS

NEO Achievements

Material factors considered in the Committee’s assessment of individual performance for 2022 include:

NEO	ACHIEVEMENTS

Jonathan W. Witter, Director and Chief Executive Officer

•  Delivered key performance objectives including (i) growing originations and market share, (ii) expanding Net Interest Margin, (iii) executing our loan sale/share repurchase program, and (iv) rigorously managing expenses driving improvement in unit service and acquisition costs;

•  Successfully integrated the Nitro College acquisition by significantly enhancing our reach to current and prospective college students and their parents through financing options, tools, and resources to power confidence in their higher education journey;

•  Enhanced risk management capabilities across the Company through process, data, and model governance improvements as well as strengthening our risk management culture; and

•  Continued to positively inform the public discussion about student lending by delivering nearly 50 million impressions to key policy makers and influencers.

Steven J. McGarry, Executive Vice President and Chief Financial Officer

•  Led the Company’s efforts to create shareholder value by successfully managing (i) the sale of $3.34 billion of Private Education Loans in 2022 resulting in the Company recognizing a gain of $328 million in 2022, and (ii) the repurchase of 40 million shares of the Company’s Common Stock in 2022;

•  Executed the asset-backed securities program in 2022 with appropriate levels of continuity, support, transparency, and investor outreach;

•  Expanded the Company’s Net Interest Margin 10 percent from the year-ago period to 5.31 percent in a challenging interest rate environment;

•  Oversaw the Company’s appropriately managed (i) liquidity risk and strong liquidity stress testing program, (ii) capital risk and solid capital stress testing program, and (iii) market, interest rate, and model risk; and

•  Supported the Company’s focus on overseeing a diligent budgeting process.

Kerri A. Palmer,

Executive Vice President and Chief Operational Officer and President of Sallie Mae Bank

(Ms. Palmer’s achievements were based on her service as the Former Executive Vice President and Chief Risk Officer during the 2022 performance year)

•  Led the significant progress and fundamental development and build out of the independent risk management function of the Company;

•  Enabled executive leadership and senior management to drive accountability through effective risk reporting to the Board of Directors by strengthening reporting processes and procedures and content quality; and

•  Led efforts to successfully rebuild numerous major policies, procedures, processes, and committees while still demonstrating sustainability; and

•  Demonstrated significant action to strengthen and upgrade the talent of the risk management function of the Company.

Daniel P. Kennedy, Former Executive Vice President and Chief Operational Officer and President of Sallie Mae Bank

•  Oversaw the execution of the Operations function meeting its 2022 goal measures, including total cost to service expense and cost to service unit cost; and

•  Established a successful culture working group within the Operations function to identify opportunities across all lines of the business.

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COMPENSATION DISCUSSION AND ANALYSIS

NEO	ACHIEVEMENTS

Donna F. Vieira, Executive Vice President and Chief Commercial Officer

•  Led the Company’s origination of approximately $6.0 billion of Private Education Loans in 2022, 10 percent higher than the prior year and the highest over the previous 5-year period, while gaining market share and increasing underclassmen originations, which typically have a higher lifetime value to the Company, by 15 percent from the prior year;

•  Oversaw the successful integration of the Nitro College acquisition by (i) enhancing future strategic growth opportunities for the Company, (ii) expanding the Company’s digital marketing capabilities, (iii) reducing the cost to acquire customer accounts, and (iv) accelerating the Company’s progress to become a broader education solutions provider helping students to, through, and immediately after college; and

•  Improved tools and resources to assist students along their higher education journey that have resulted in increased engagement, positive sentiment, and correlated customer experience improvements.

The following table summarizes performance-year 2022 compensation for the NEOs as approved by the Compensation Committee:

Name	Base Salary	Annual Incentive Plan	Long Term Incentive Plan*

Jonathan W. Witter	$1,100,000	$1,320,000	$5,000,000

Steven J. McGarry	$515,000	$733,875	$900,000

Kerri A. Palmer	$566,500	$920,563	$700,000

Daniel P. Kennedy	$489,250	$489,250	$900,000

Donna F. Vieira	$489,250	$672,719	$850,000

*

The total LTIP dollar values as shown in this table differ from the values shown in the Summary Compensation Table on page 52 and the 2022 Grants of Plan-Based Awards Table on page 54 due to differences in the accounting valuation of the LTIP awards on the grant date.

Vesting of the 2020 PSU Grants

In 2020, 50 percent of the 2020 LTIP award granted to Mr. McGarry and Ms. Vieira in January 2020, as well as the PSU award granted to Mr. Witter in April 2020 in connection with the commencement of his employment as the Company’s CEO, consisted of PSUs that vested in February 2023 at 153.125 percent of target based on (i) cumulative charge-offs of 4.3 percent from 2020 — 2022 of the cohort of Private Education Loans first entering full principal and interest repayment status during the fourth quarter of 2019 as detailed in the table below (145 percent of the metric’s target); (ii) pre-tax, pre-provision income of $1,269,413,559 as detailed in the table below (100 percent of the metric’s target); and (iii) a relative TSR modifier in the 100th percentile as detailed in the table below (125 percent of modifier to PSU award) The tables below show the threshold, target and maximum payout percentages associated with each of the PSU performance metrics from the 2020 PSU grants:

2023 PROXY STATEMENT        45

COMPENSATION DISCUSSION AND ANALYSIS

Cumulative Charge-offs Performance Chart (50% weight) for 2020 PSU Grant

Based on Performance Period from January 1, 2020 through December 31, 2022

Cumulative Charge-offs	Percentage of Target Award — PSU Payout (50% weight)

≤4.2%	150%

4.7%	125%

5.2%	100%

5.7%	75%

6.2%	50%

6.7%	25%

>6.7%	0%

Pre-tax, Pre-provision Income December 31, 2022 Performance Chart (50% weight)

Pre-tax, pre-provision December 31, 2022 Income	Percentage of Target Award – PSU Payout (50% WEIGHT)

>$1,492,000,000	150%

$1,492,000,000	150%

$1,119,000,000 to $1,367,000,000	100%

$994,000,000	50%

<$994,000,000	0%

TSR Modifier based on the performance period from January 1, 2020 to December 31, 2022

TSR of the Corporation relative to TSR of the Peer Group	Percentage of Modifier to Final Award of PSUs

≤25%	-25%

>75%	+25%

Pursuant to the terms of the 2020 PSU awards, in February 2023, the Compensation Committee approved and certified the actual performance of (i) the cumulative charge-offs performance goal for the performance period from January 1, 2020 through December 31, 2022 relative to pre-established targets; (ii) the pre-tax, pre-provision income performance goal as of December 31, 2022 relative to pre-established targets; and (iii) the TSR modifier based on the performance period from January 1, 2020 through December 31, 2022.

46        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Accordingly, because the 2020 PSUs vested at 153.125 percent of target, in February 2023, Mr. Witter, Mr. McGarry, and Ms. Vieira received the following number of shares of Common Stock pursuant to the vesting of their 2020 PSU grants:

Name	Target Number of Shares of Common Stock Pursuant to the 2020 PSU Award	Actual Shares Number of Shares of Common Stock Pursuant to the 2020 PSU Award(1)

Jonathan W. Witter	249,412	381,913

Steven J. McGarry	31,080	47,592

Donna Vieira	26,299	40,270

(1)	Includes Dividend Equivalent Units.

Ms. Palmer and Mr. Kennedy did not receive PSUs in 2020, and thus did not have any PSU grants that vested in February 2023.

Risk Assessments and Attestations of Compensation Plans

The Chief Risk Officer (“CRO”) coordinates forward-looking risk assessments, backward-looking attestations, quarterly risk reviews of performance against incentive compensation plans, and ongoing oversight of Sallie Mae’s incentive compensation plans with a cross-functional team of Sallie Mae’s senior officers from the risk, human resources, internal audit, compliance, and legal departments. The CRO’s responsibilities include: oversight of the annual forward-looking risk assessments and backward-looking attestations of our incentive compensation plans to help ensure our employees are not incentivized to take inappropriate risks that could impact our financial position and controls, reputation, and operations; and developing policies and procedures to help ensure our incentive compensation plans are designed to achieve their business goals within acceptable risk parameters. The CRO periodically reports to the Compensation Committee on the results of the quarterly risk reviews of performance against our incentive compensation plans.

As part of the annual forward-looking risk assessment in 2022, the CRO presented conclusions to the Compensation Committee, and the Compensation Committee agreed, that with respect to our 2022 AIP and LTIP, the risks embedded in those plans were within our ability to effectively monitor and manage, properly balance risk and reward, and were not likely to promote excessive risk-taking. In addition, as part of the annual backward-looking attestation of incentive compensation plans, in the first quarter of 2023, the CRO presented a review and conclusions to the Compensation Committee that confirmed our incentive compensation plans, including the 2022 AIP and LTIP, are sufficiently risk sensitive, do not encourage excessive risk-taking, and are consistent with the safety and soundness of Sallie Mae and are otherwise consistent with applicable law and the applicable regulatory rules and guidance.

Compensation Consultant

The Compensation Committee retains an independent compensation consultant to advise on relevant market practices and specific compensation programs. A representative of the compensation consultant attended meetings of the Compensation Committee, as requested, and communicated with the Chair of the Compensation Committee. Aon’s Human Capital Solutions practice, a division of Aon PLC (otherwise known as McLagan), serves as the Compensation Committee’s compensation consultant. The compensation consultants have provided the following services, among other things:

•	assisting in developing a peer group of companies for benchmarking director and executive compensation;

•	providing market-relevant information as to the composition of director and executive compensation;

•	providing views on the reasonableness of amounts and forms of director and executive compensation;

•	assisting the Compensation Committee with incentive plan design decisions;

•	providing guidance on regulatory changes; and

•	reviewing drafts and commenting on the Compensation Discussion and Analysis and related compensation tables for the proxy statement.

2023 PROXY STATEMENT        47

COMPENSATION DISCUSSION AND ANALYSIS

From time to time, but no less than annually, the Compensation Committee considers the independence of the Compensation Consultant in light of SEC rules and NASDAQ listing standards. At this time, the Compensation Committee has concluded there is no conflict of interest with regard to the compensation consultant.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and no current member is or has been an employee of Sallie Mae. During 2022, none of our executive officers served on a compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Compensation Committee.

Peer Group Analysis

Recognizing that the Company has a limited number of direct peer companies, the Compensation Committee works with the compensation consultant to select a peer group for purposes of considering market compensation data in determining the compensation of our CEO and other NEOs. The peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies that are similar in size (revenue and market capitalization) and in generally similar industries as the Company and with whom the Company may compete for executive talent. The following change was made to the peer group in 2022: adding SoFi Technologies, Inc., a consumer-oriented fintech / specialty lender whose pay philosophy, quantum, and mix can serve as an appropriate comparator.

The peer group utilized for purposes of setting NEO compensation components is as follows:

Peer Group (Ticker)

Ally Financial Inc.(ALLY)	LendingClub Corp. (LC)

Axos Financial Inc. (AX)	LendingTree Inc.(TREE)

BankUnited Inc. (BKU)	OneMain Holdings Inc. (OMF)

Commerce Bancshares Inc.(CBSH)	Prosperity Bancshares, Inc. (PB)

Credit Acceptance Corp.(CACC)	SoFi Technologies, Inc. (SOFI)

Enova International Inc.(ENVA)	Synovus Financial Corp. (SNV)

F.N.B. Corp. (FNB)	Upstart Holdings Inc. (UPST)

The Compensation Committee believes it is appropriate to continuously monitor relative compensation amounts with respect to the same peer group used by management and the Board of Directors for financial performance comparisons.

Other Arrangements, Policies, and Practices Related to Executive Compensation Programs

Share Ownership Guidelines

As of December 31, 2022, the guidelines for beneficial ownership of our Common Stock were as follows:

•	CEO (Mr. Witter)—six times the CEO’s annual base salary;

•	Executive Vice President (including Mr. McGarry, Ms. Palmer, Mr. Kennedy, and Ms. Vieira)—three times the Executive Vice President’s annual base salary; and

•	Senior Vice President—1.5 times the Senior Vice President’s annual base salary.

The guidelines do not provide a time limit to achieve such minimum beneficial ownership of our Common Stock. However, until the guidelines are met, executives may only sell up to 25 percent of such individual’s net shares.

The guidelines encourage continued beneficial ownership of a significant amount of our Common Stock acquired through equity awards and help align the interests of senior executives with the interests of our stockholders. After

48        SLM CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

achieving the guidelines, executives will not be eligible to receive further equity grants if he or she sells stock and such sale would result in a decrease below the established thresholds.

All current NEOs were in compliance with the share ownership guidelines as of December 31, 2022.

Compensation Committee—Delegation of Authority

Pursuant to the Compensation Committee Charter and to the extent permitted by applicable law, rules, or regulations, the Compensation Committee may form and delegate all or a portion of its authority to subcommittees composed of one or more members of the Compensation Committee or to members of the Company’s management. Each subcommittee has the full power and authority of the Compensation Committee as it relates to matters delegated to the subcommittee. For more information regarding the Compensation Committee-Delegation of Authority relating to grants of equity, please see the section below titled “Equity Grant Policies and Practices”.

Equity Grant Policies and Practices

We generally grant equity compensation to eligible employees on an annual basis. Our Human Resources team reviews the annual LTIP program provisions and grant levels in the beginning of the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all employees. As a part of that process each year, the Human Resources team will pre-establish a grant date at the end of the performance year for grants during an open trading window to eligible employees, subject to the business considerations of the Company, as approved by the Compensation Committee. Consistent with our current practice, in 2022 the annual equity grants to all eligible employees were awarded on February 18, 2022, during an open trading window and following the Compensation Committee meeting approving such annual equity grants.

The Compensation Committee approves all grants of equity compensation to be awarded to executive officers (other than the CEO). In addition, the Compensation Committee recommends to the Board of Directors for approval all proposed grants of equity compensation to be awarded to the CEO and directors. In 2022, pursuant to the 2021 Plan, the Compensation Committee delegated limited authority to a subcommittee consisting of the CEO and Chair of the Compensation Committee to approve the annual equity grants under the LTIP to non-executive employees within the limits and budgets established as part of the annual grant program guidelines.

From time to time, the Company may find it necessary to issue equity awards to non-executive employees outside of the normal annual grant process. Accordingly, the Compensation Committee has delegated limited authority to the CEO (who is a director) to make grants to new hires as well as promotional and/or special one-time grants to employees who are not subject to Section 16(b) of the Exchange Act. Such authority is limited to a certain number of shares as determined by the Compensation Committee at the beginning of each year. For these grants, our procedures provide that such grants be made at the end of each quarter, as applicable. Any grants made by the CEO pursuant to this delegation of authority are reported to the Compensation Committee on a quarterly basis. Based on this information, the Compensation Committee determines whether the grant of such delegation of authority was appropriate and whether additional authority should be granted to the CEO. Pursuant to this delegated limited authority, the CEO is not permitted to make grants to our NEOs or persons subject to Section 16(b) of the Exchange Act.

Hedging and Pledging Prohibition

Pursuant to the Company’s Stock Trading Window Policy, we prohibit directors, executive officers, and senior management from selling Common Stock short, buying or selling call or put options or other derivatives, or entering into other transactions that have the effect of hedging the economic value of any of their beneficial ownership of our shares.

Pursuant to the Company’s Stock Trading Window Policy, we also prohibit directors, executive officers, and senior management from purchasing Common Stock on margin or otherwise pledging Common Stock as collateral for a loan.

We prohibit hedging and pledging by our directors, executive officers, and senior management because they have the greatest ability to influence the direction of the Company and have a proportionally higher equity ownership than other employees generally. Accordingly, we expect our directors, executive officers, and senior management to bear the risks and rewards of stock ownership. We believe that prohibiting hedging and pledging of Company securities by our directors, executive officers, and senior management is an important governance matter because it promotes alignment with our stockholders.

2023 PROXY STATEMENT        49

COMPENSATION DISCUSSION AND ANALYSIS

Clawback

Equity and cash bonus awards made to executives, including our NEOs, under the SLM Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”) as well as the SLM Corporation 2012 Omnibus Incentive Plan (the “Predecessor Plan”) contain clawback provisions in the event of a material misstatement of our financial results and certain other events. In addition, we maintain an Incentive Compensation Adjustment Policy outlining the Compensation Committee’s authority and responsibilities to review and potentially adjust employee incentive compensation and severance payments or benefits paid under our severance plans (as described below), including reducing, eliminating, and/or clawing back incentive compensation or severance. The Compensation Committee is reviewing the final rule adopted by the SEC that implements the applicable provision of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation, and the Company will amend its clawback policy when the NASDAQ adopts final listing standards in accordance with the final rule.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Sallie Mae’s executive officers and directors, as well as persons who beneficially own more than 10 percent of the Common Stock, to file reports on their holdings of and transactions in our Common Stock. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year 2022 all required reports were filed in a timely manner.

Tax Information: Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers that is more than $1 million. The Compensation Committee continues to have the flexibility to pay non-deductible compensation if it believes it is in the best interests of the Company.

50        SLM CORPORATION

Compensation Committee Report

The components of our compensation program are in place to promote prudent management decision-making and to profitably drive the evolution of our consumer banking business, all while ensuring we motivate, reward, and retain employees. Accordingly, we have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, we have recommended to the Board of Directors its inclusion herein and its incorporation by reference in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Compensation Committee

Mark Lavelle, Chair

Mary Carter Warren Franke

Ted Manvitz

Kirsten O. Wolberg

2023 PROXY STATEMENT        51

Summary Compensation Table

The table below summarizes compensation paid or awarded to or earned by each of the NEOs for the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Jonathan W. Witter(6) Chief Executive Officer	2022	1,076,923	—	5,373,654	—	1,320,000	—	38,559	7,809,136
	2021	950,000	—	2,223,345	2,000,000	1,809,750	—	63,967	7,047,062
	2020	657,692	—	8,824,635	—	1,623,930	—	—	11,106,257

Steven J. McGarry Executive Vice President and Chief Financial Officer	2022	512,692	—	967,257	—	733,875	—	29,450	2,243,274
	2021	500,000	—	500,241	449,997	900,000	—	29,450	2,379,688
	2020	519,231	—	697,510	—	811,188	—	43,700	2,071,629

Kerri A. Palmer(7) Executive Vice President and Chief Operational Officer and President of Sallie Mae Bank	2022	563,962	—	752,314	—	920,563	—	29,450	2,266,289
	2021	516,154	—	389,074	349,997	800,000	—	4,450	2,059,675

Daniel P. Kennedy(8) Former Executive Vice President and Chief Operational Officer and President of Sallie Mae Bank	2022	487,058	—	967,257	—	489,250	—	25,000	1,968,565
	2021	472,116	—	389,074	349,997	700,000	—	27,177	1,938,364
	2020	417,308	—	399,993	—	621,212	—	39,250	1,477,763

Donna F. Vieira Executive Vice President and Chief Commercial Officer	2022	487,058	—	913,505	—	672,719	—	25,000	2,098,282
	2021	472,116	—	389,074	349,997	655,000	—	25,000	1,891,187
	2020	467,308	—	590,206	—	621,212	—	39,250	1,717,976

(1)

Consists of (i) the PSUs granted to NEOs in 2022, 2021, and 2020; (ii) the NEOs’ 2022, 2021, and 2020 long-term incentive awards of RSUs; (iii) in Mr. Witter’s case for 2020, the RSUs granted pursuant to his make-whole sign-on equity grant upon his commencement of employment in April 2020; and (iv) in Ms. Palmer’s case for 2021, the RSUs and PSUs granted pursuant to her commencement of employment as Chief Risk and Compliance Officer. The amounts shown are the grant date fair values of the RSUs and the PSUs and in each case are computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Additional details on accounting for stock-based compensation can be found in “Note 2—Significant Accounting Policies” and “Note 16—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included in the Company’s 2022 Form 10-K. The grant date value of the PSUs granted to the NEOs in fiscal year 2022 assuming the maximum level of performance conditions will be achieved is $5,000,000 for Mr. Witter, $900,000 for Mr. McGarry, $700,000 for Ms. Palmer, $900,000 for Mr. Kennedy, and $850,000 for Ms. Vieira.

(2)	Represents premium priced stock options that were granted at a 15 percent premium over the closing Sallie Mae stock price on the date of the grant.

(3)

Represents the cash portions of the AIP (formerly the Management Incentive Plan (the “MIP”)) awards paid to the NEOs with respect to performance in 2022, 2021, and 2020. For 2022, 2021, and 2020, all AIP or MIP awards, as applicable, for the NEOs were paid 100 percent in cash.

(4)

The Company terminated its tax-qualified pension plan and nonqualified supplemental pension plan in 2011. The Company does not pay any above-market earnings on nonqualified deferred compensation plans.

52        SLM CORPORATION

SUMMARY COMPENSATION TABLE

(5)	For 2022, the components of “All Other Compensation” are as follows:

Name	Employer Contributions to Defined Contribution Plans ($)(a)	Relocation ($)	Executive Physical ($)	Total ($)

Jonathan W. Witter	25,000	12,078	1,481	38,559

Steven J. McGarry	25,000	—	4,450	29,450

Kerri A. Palmer	25,000	—	4,450	29,450

Daniel P. Kennedy	25,000	—	—	25,000

Donna F. Vieira	25,000	—	—	25,000

(a)

Amounts credited to the Company’s tax-qualified and nonqualified defined contribution plans. The combination of both plans provides participants with an employer contribution of up to five percent of the sum of base salary plus annual performance bonus up to $805,000 of total eligible plan compensation. For information regarding amounts credited in respect of nonqualified defined contribution plans, see “Nonqualified Deferred Compensation for Fiscal Year 2022—Supplemental 401(k) Savings Plan” on page 59.

(6)	Mr. Witter commenced his employment with the Company as Chief Executive Officer on April 20, 2020.

(7)

Ms. Palmer commenced her employment with the Company as Executive Vice President and Chief Risk and Compliance Officer on January 19, 2021. Accordingly, no information is displayed for 2020. On January 9, 2023, Ms. Palmer was appointed Executive Vice President and Chief Operational Officer.

(8)	Mr. Kennedy ceased service as Chief Operational Officer on January 9, 2023. Mr. Kennedy’s employment was terminated without cause on March 1, 2023.

2023 PROXY STATEMENT        53

2022 Grants of Plan-Based Awards Table

The following table provides information regarding all plan-based awards attributable to 2022 performance, including all annual performance bonuses under the 2022 AIP (which were determined and paid in early 2023), and with respect to the 2022 LTIP awards granted on February 18, 2022: (i) three-year, annual time-vesting RSU awards; and (ii) three-year PSUs that cliff vest based on relative TSR, with a one-year holding period following the vesting date;. The awards listed in this table were granted under the 2021 Plan and are described in more detail under “Compensation Discussion and Analysis.”

Name	Award Type(1)	Grant Date	Date of Board or Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Thresh old ($)	Target ($)	Maximum ($)	Thresh old (#)	Target (#)	Maximum (#)

Jonathan W. Witter	2022 LTIP RSU	2/18/22	2/16/22							124,750			2,499,990
	2022 LTIP PSU	2/18/22	2/16/22					131,578	197,367				2,873,664
	2022 AIP(3)	5/18/22	5/18/22		1,650,000	3,300,000

Steven J. McGarry	2022 LTIP RSU	2/18/22	2/15/22							22,455			449,998
	2022 LTIP PSU	2/18/22	2/15/22					23,684	35,526				517,259
	2022 AIP(3)	5/18/22	5/18/22		772,500	1,545,000

Kerri A. Palmer	2022 LTIP RSU	2/18/22	2/15/22							17,465			349,999
	2022 LTIP PSU	2/18/22	2/15/22					18,421	27,632				402,315
	2022 AIP(3)	5/18/22	5/18/22		708,125	1,416,250

Daniel P. Kennedy	2022 LTIP RSU	2/18/22	2/15/22							22,455			449,998
	2022 LTIP PSU	2/18/22	2/15/22					23,684	35,526				517,259
	2022 AIP(3)	5/18/22	5/18/22		611,563	1,223,126

Donna F. Vieira	2022 LTIP RSU	2/18/22	2/15/22							21,207			424,988
	2022 LTIP PSU	2/18/22	2/15/22					22,368	33,552				488,517
	2022 AIP(3)	5/18/22	5/18/22		611,563	1,223,126

(1)	RSU and PSU awards are eligible to accrue dividends as Dividend Equivalent Units (“DEUs”), which vest on the same schedule as the underlying grant.

(2)

The grant date fair value of the RSU awards is determined by multiplying the original number of RSUs granted by the closing price of the Company’s Common Stock on the grant date. The Company did not issue fractional RSUs to account for the number between the grant date fair value and the amount approved by the Compensation Committee. No discounts have been applied to reflect the delayed vesting of these awards. The PSU fair value is determined by using a 20 day trading average leading up to the grant date to determine a target number of awards granted, multiplied by the fair value as determined under ASC Topic 718.

(3)

For Mr. Witter, Mr. McGarry, Ms. Palmer, Mr. Kennedy, and Ms. Vieira, the “Target” and “Maximum” amounts set forth in this row in the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” column constitute each NEO’s target bonus and maximum bonus, respectively, potentially payable in cash under the 2022 AIP. 2022 AIP amounts were awarded in cash on February 28, 2023, and the actual amounts awarded are reported in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

54        SLM CORPORATION

Outstanding Equity Awards at 2022 Fiscal Year-End Table

The table below sets forth information regarding Company options and stock awards of the NEOs that were outstanding as of December 31, 2022.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(5)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Jonathan W. Witter(4)	—	441,501	17.6500	2/5/31	—	—

	—	—	—	—	880,274	14,612,548

Steven J. McGarry	—	99,337	17.6500	2/5/31	—	—

	—	—	—	—	114,207	1,895,813

Kerri A. Palmer	—	77,262	17.6500	2/5/31	—	—

	—	—	—	—	57,997	962,737

Daniel P. Kennedy	—	77,262	17.6500	2/5/31	—	—

	—	—	—	—	81,275	1,349,172

Donna F. Vieira	—	77,262	17.6500	2/5/31	—	—

	—	—	—	—	100,958	1,675,906

(1)	The vesting dates of the NEOs’ unvested RSU awards and any underlying DEUs that were outstanding as of December 31, 2022 are:

Name	Grant Date	# of RSUs Underlying Award	# of RSUs Vesting - Vesting Date 2023	# of RSUs Vesting - Vesting Date 2024	# of RSUs Vesting - Vesting Date 2025

Jonathan W. Witter(4)	04/20/2020	246,819	246,819-4/20

	02/05/2021	45,106	22,552-2/5	22,554-2/5

	02/18/2022	128,085	42,694-2/18	42,696-2/18	42,695-2/18

Steven J. McGarry	01/30/2020	9,929	9,929-1/30

	02/05/2021	9,726	4,862-2/5	4,864-2/5

	02/18/2022	22,109	7,369-2/18	7,370-2/18	7,370-2/18

Kerri A. Palmer	02/05/2021	7,894	3,947-2/5	3,947-2/5

	02/18/2022	17,932	5,976-2/18	5,977-2/18	5,979-2/18

Daniel P. Kennedy	01/30/2020	12,752	12,752-1/30

	02/05/2021	7,894	3,947-2/5	3,947-2/5

	02/18/2022	23,055	7,685-2/18	7,685-2/18	7,685-2/18

Donna F. Vieira	01/30/2020	8,768	8,768-1/30

	02/05/2021	7,894	3,947-2/5	3,947-2/5

	02/18/2022	21,774	7,258-2/18	7,258-2/18	7,258-2/18

2023 PROXY STATEMENT        55

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END TABLE

(2)

The vesting dates of the NEOs’ unvested PSU awards (as measured at target) and any underlying DEUs that were outstanding as of December 31, 2022 contingent upon the achievement of the performance goals at target are:

Name	Grant Date	# of Performance Underlying Award (At Target)	# of PSUs Vesting - Vesting Date 2023	# of PSUs Vesting - Vesting Date 2024	# of PSUs Vesting - Vesting Date 2025

Jonathan W. Witter(4)	04/20/2020	249,413	249,413 – 4/20

	02/05/2021	75,755		75,755 – 2/5

	02/18/2022	135,096			135,096 – 2/18

Steven J. McGarry	01/30/2020	31,081	31,081 – 1/30

	02/05/2021	17,045		17,045 – 2/5

	02/18/2022	24,317			24,317 – 2/18

Kerri A. Palmer	02/05/2021	13,257		13,257 – 2/5

	02/18/2022	18,914			18,914 – 2/18

Daniel P. Kennedy	02/05/2021	13,257		13,257 – 2/5

	02/18/2022	24,317			24,317 – 2/18

Donna F. Vieira	01/30/2020	26,299	26,299 – 1/30

	02/05/2021	13,257		13,257 – 2/5

	02/18/2022	22,966			22,966 – 2/18

(3)	Market value of shares or units is calculated based on the closing price of the Company’s Common Stock on December 31, 2022 of $16.60.

(4)

Mr. Witter’s commencement of employment as the Chief Executive Officer occurred on April 20, 2020, resulting in a combination of awards consisting of: (i) RSUs that vest in one-third increments over a three-year period; (ii) RSUs that vest over a three-year period in increments of 40 percent/40 percent/20 percent; and (iii) PSUs that vest in February 2023.

(5)

The vesting dates of the NEOs’ unvested premium priced stock options with an exercise price set at a 15 percent premium above the closing price of the Company’s Common Stock on the date of grant that were outstanding as of December 31, 2022 are:

Name	Grant Date	Number of Securities Underlying Unexercised Options Unexercisable (#)	# of Options Vesting - Vesting Date 2023	# of Options Vesting - Vesting Date 2024	# of Options Vesting - Vesting Date 2025

Jonathan W. Witter	02/05/2021	441,501	—	441,501 - 2/5	—

Steven J. McGarry	02/05/2021	99,337	—	99,337 - 2/5	—

Kerri A. Palmer	02/05/2021	77,262	—	77,262 - 2/5	—

Daniel P. Kennedy	02/05/2021	77,262	—	77,262 - 2/5	—

Donna F. Vieira	02/05/2021	77,262	—	77,262 - 2/5	—

56        SLM CORPORATION

Option Exercises and Stock Vested in 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jonathan W. Witter	—	—	424,271	7,466,265

Steven J. McGarry	—	—	80,884	1,521,736

Kerri A. Palmer	—	—	3,843	76,629

Daniel P. Kennedy	—	—	29,809	544,024

Donna F. Vieira	—	—	26,726	488,516

(1)	The value realized on vesting is the number of shares vested, including any accrued DEUs where applicable, multiplied by the closing market price of the Company’s Common Stock on the vesting date.

2023 PROXY STATEMENT        57

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2022 relating to equity compensation plans or arrangements pursuant to which options, restricted stock, RSUs, PSUs, stock units, or other rights to acquire shares may be granted from time to time.

Name	Number of securities to be issued upon exercise of outstanding options and rights		Weighted average exercise price of outstanding options and rights	Average remaining life (years) of options outstanding	Number of securities remaining available for future issuance under equity compensation plans	Types of awards issuable(1)

Equity compensation plans approved by security holders:						NQ, ISO, PSU, SAR, RES, RSU, ST

SLM Corporation 2021 Omnibus Incentive Plan

Traditional options	—	(2)	$16.73	2.3

Net-settled options	—		—	—

RSUs/RES/PSUs	1,831,177		—	—

Total	1,831,177		16.73	2.3	18,707,336	NQ, ISO, PSU, SAR, RES, RSU, ST

Employee Stock Purchase Plan(3)	—		—	—	14,149,397	Common Stock purchase right

Expired Plans						NQ, ISO, PSU, SAR, RES, RSU, ST

Traditional options	—	(4)	$17.65	1.1

Net-settled options	—		—	—

RSUs/RES/PSUs	2,497,478		—	—

Total	2,497,478		17.65	1.1	—

Total approved by security holders	4,328,655		17.59	1.2	32,856,733

Equity compensation plans not approved by security holders:

Compensation arrangements	—		—	—	—

Total not approved by security holders	—		—	—	—

Total	4,328,655		$17.59	1.2	32,856,733

(1)

NQ (Non-Qualified Stock Option), ISO (Incentive Stock Option), PSU (Performance Stock Unit), SAR (Stock Appreciation Rights), RES (Restricted/Performance Stock), RSU (Restricted Stock Unit), ST (Stock Awards), and Common Stock purchase right.

(2)	Excludes 67,306 traditional options from this table because such traditional options are underwater and their issuance would have an anti-dilutive effect.

(3)	Number of shares available for issuance under the Employee Stock Purchase Plan (ESPP) as of December 31, 2022. The ESPP was amended and restated on June 25, 2014 and amended on June 25, 2015.

(4)

Excludes 998,891 traditional options from this table because such traditional options are underwater, and their issuance would have an anti-dilutive effect. The expired plan with outstanding equity awards is the SLM Corporation 2012 Omnibus Incentive Plan, otherwise defined as the “Predecessor Plan”.

58        SLM CORPORATION

Nonqualified Deferred Compensation for Fiscal Year 2022

Deferred Compensation Plan for Key Employees

The table below provides information about the nonqualified deferred compensation of the NEOs in 2022. Under the Sallie Mae Deferred Compensation Plan for Key Employees (“DC Plan”), eligible employees may elect to defer up to 100 percent of their annual cash performance bonus and up to 85 percent of their base salary. Amounts deferred by plan participants are credited to record-keeping accounts, and participants are general creditors of the Company with regard to their accounts.

We make contributions to the DC Plan only if, and to the extent that, a participant’s deferral under this plan reduces the contribution that would have been made under our tax-qualified defined contribution plan. No such contributions under the DC Plan were made for any NEO for 2022. Participants’ accounts are credited with earnings based on the investment performance of underlying investment funds, as selected by participants. Earnings credited do not constitute “above-market” earnings as defined by the SEC. Earnings are credited daily.

Participants elect the time and form of payment of their accounts. Accounts may be distributed either in a lump sum, annual installments, or a formula acceptable to us. Accounts may also be paid while a participant is “in service” on a pre-specified date, provided that the distribution date is at least two years after the date of the last deferral.

Supplemental 401(k) Savings Plan

Under the Sallie Mae Supplemental 401(k) Savings Plan (“Supplemental 401(k)”), eligible employees may elect to defer five percent of their base salary and annual bonus or up to $805,000 of total eligible pay.

We may also make matching contributions to a participant’s account. We will match a participant’s contribution after the participant completes 12 months of service. Participants are fully vested in our matching contributions at all times. Participants may elect to have their plan accounts deemed invested in the core investment funds offered under our tax-qualified 401(k) plan, and earnings are credited to participants’ Supplemental 401(k) accounts when such amounts would have been credited under our tax-qualified 401(k) plan. Earnings credited to the participants’ accounts do not constitute “above-market” earnings as defined by the SEC.

Participants elect the time and form of payment from their accounts. Accounts are paid in cash in a lump sum or by annual installments over 10 years. A participant may request an early distribution if the participant experiences a substantial, unforeseen financial hardship (as defined in the plan).

Name	Plan Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Jonathan W. Witter	Supplemental 401(k)	25,000	25,000	(15,174)		96,925

Steven J. McGarry	Supplemental 401(k)	25,000	25,000	(165,923)		638,302

	DC Plan			(6,020)		28,105

Kerri A. Palmer	Supplemental 401(k)	25,000	25,000	(5,732)		44,268

	DC Plan	108,198		(10,889)		97,309

Daniel P. Kennedy	Supplemental 401(k)	25,000	25,000	(94,039)		444,475

Donna F. Vieira	Supplemental 401(k)	25,000	25,000	(25,544)		144,410

(1)	Company Contributions listed here are included under the heading “Employer Contributions to Defined Contribution Plans” in Footnote 5 to the Summary Compensation Table.

2023 PROXY STATEMENT        59

Arrangements with Named Executive Officers

Executive Severance Plan

Under our long-standing Executive Severance Plan for Senior Officers, in effect until April 1, 2023, (the “Severance Plan”), eligible officers who do not have an individually negotiated severance arrangement received a lump sum cash payment equal to: (1) a multiple of base salary and an average of the last 24 months of bonus compensation; plus (2) prorated target bonus for the year of termination, upon the following events: (a) resignation from employment for good reason (as defined in the plan); (b) our decision to terminate an eligible officer’s employment for any reason other than for cause (as defined in the plan); (c) death or disability; or (d) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position under the Severance Plan was as follows: CEO (x 2.0); higher than Executive Vice President (x 1.5); Executive or Senior Vice President (x 1.0). Under the Severance Plan, in no event did a severance payment exceed a multiple of three times an officer’s base salary and incentive bonus.

In addition to the cash severance payment, eligible officers received subsidized medical benefits and outplacement services for 18 months (24 months for the CEO). Treatment of equity upon severance is governed by the terms of the applicable equity agreement and not the Severance Plan. All payments and benefits provided under the Severance Plan are conditioned on the participant’s continuing compliance with the terms of the Severance Plan and the participant’s execution of a release of claims, covenant not to sue, and noncompetition and nonsolicitation agreements.

On February 15, 2023, the Board of Directors approved and adopted the Amended and Restated Executive Severance Plan for Senior Officers (the “Amended and Restated Severance Plan”), effective as of April 1, 2023. Under the Amended and Restated Severance Plan, any employee of the Company and/or the Bank with a position at the level of Vice President or higher (including our NEOs) (the “Eligible Officers”) is eligible to receive severance payments and benefits in connection with the following termination events (in each case as defined in the Amended and Restated Severance Plan) (each, a “Qualifying Termination”): (i) a Termination of Employment Without Cause; (ii) a Termination of Employment For Good Reason; and (iii) a Termination of Employment By Job Abolishment. Subject to an Eligible Officer’s execution and nonrevocation of a customary release of claims and agreeing to certain restrictive covenants, an Eligible Officer who experiences a Qualifying Termination will receive the following severance payments and benefits: (a) an amount, in a lump sum payment, equal to (i) the applicable Multiplier (as described below), multiplied by (ii) the sum of (x) the Eligible Officer’s annual base salary and (y) the Eligible Officer’s target bonus opportunity for the year of termination (the “Severance Payment”); (b) outplacement services; and (c) COBRA continuation coverage for a specified period. For purposes of the Amended and Restated Severance Plan, the “Multiplier” is determined based on the Eligible Officer’s level as follows: (i) for the CEO, two (2); (ii) for an Eligible Officer with a title higher than Executive Vice President (such as Senior Executive Vice President or Vice Chairman) but not including the CEO, one and one half (1.5); (iii) for Executive Vice Presidents and Senior Vice Presidents, one (1), and (iv) for Vice Presidents, zero and three quarters (0.75). The Severance Payment will be subject to reduction in the event there is a risk element by which the Company determines that the Severance Payment must be reduced, regardless of whether the Eligible Officer was involved in the risk element. Subject to an Eligible Officer’s estate’s execution and nonrevocation of a customary release of claims, an Eligible Officer who experiences a termination of employment on account of death will receive an amount equal to the applicable Multiplier multiplied by the Eligible Officer’s annual base salary.

As of December 31, 2022, each of our NEOs was a participant in, and eligible to receive severance under, our Severance Plan. Effective as of April 1, 2023, each of our NEOs, other than Mr. McGarry due to the McGarry Retention Agreement (as defined below), participates in, and will be eligible to receive severance under, our Amended and Restated Severance Plan upon a Qualifying Termination.

60        SLM CORPORATION

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Change in Control Severance Plan

Under our long-standing Change in Control Severance Plan for Senior Officers (the “Change in Control Severance Plan”), if a termination of employment for reasons defined in the plan occurs within 24 months following a change in control of the Company, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual performance bonus (based on the prior two years). A participant will also be entitled to receive a prorated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two-year period. Under the Change in Control Severance Plan, equity awards become vested and non-forfeitable in connection with a change in control only if the participant’s employment is terminated or if the acquiring or surviving entity does not assume the awards. The Change in Control Severance Plan does not allow for gross-ups. All payments and benefits provided under the Change in Control Severance Plan are conditioned on the participant’s continuing compliance with the Change in Control Severance Plan and the participant’s execution of a release of claims, covenant not to sue, and noncompetition and nonsolicitation agreements.

Release Agreement with Mr. Kennedy

On March 30, 2023, the Company and Mr. Kennedy entered into an agreement and release (the “Kennedy Agreement”) under which Mr. Kennedy received severance plan benefits in connection with the termination of his employment by the Company without cause effective as of the close of business on March 1, 2023. Subject to Mr. Kennedy’s execution of a release of claims, covenant not to sue, and acceptance of certain restrictive covenants, in each case as set forth in the Severance Plan, Mr. Kennedy received severance payments and benefits set forth under the Severance Plan, which include the following: (i) a lump sum cash severance payment of $1,072,850 equal to the sum of (x) Mr. Kennedy’s latest base salary of $489,250 and (y) the annualized performance bonus compensation of $583,600 calculated based on the 24-month period immediately prior his separation date; (ii) a lump sum payment of $152,891 equal to his target bonus for 2023, prorated to reflect the 3 months that Mr. Kennedy was employed by the Company in 2023; and (iii) if Mr. Kennedy elected to continue his participation in the Company’s group health insurance plan under applicable COBRA regulations, the Company would pay subsidized COBRA premiums for a period of up to 12 months. Pursuant to the 2021 Plan, and the applicable award agreements, all unvested, outstanding equity awards continue to vest on their original vesting terms and dates as set forth in the applicable award agreements.

Retention Agreement with Mr. McGarry

On March 2, 2023, the Company entered into a retention agreement with Mr. McGarry (the “McGarry Retention Agreement”). Pursuant to the McGarry Retention Agreement, Mr. McGarry will remain an employee of the Company and continue to serve as the Company’s Chief Financial Officer through February 29, 2024 (the “Retention Agreement Effective Date”). During this time, he will assist with the selection of the next Chief Financial Officer and facilitate the orderly transition of the role to his successor. Mr. McGarry will retire as Chief Financial Officer and resign as an employee of the Company on the Retention Agreement Effective Date.

Effective as of March 1, 2023, Mr. McGarry’s annual base salary was increased to $700,000. Mr. McGarry’s target bonus percentage under the Company’s annual incentive plan and the determination of the target amounts under the Company’s LTIP remained the same. If Mr. McGarry remains employed by the Company through the Retention Agreement Effective Date, he will receive a cash retention bonus of $1.75 million (the “Retention Bonus”); provided that such Retention Bonus will also be subject to a determination by the Compensation Committee that Mr. McGarry has (i) adequately performed his duties to the Company during his tenure, (ii) satisfactorily participated in the development of his successor as Chief Financial Officer of the Company and (iii) reasonably assisted in the transition of his duties and responsibilities to such successor. The payment of the Retention Bonus is also subject to Mr. McGarry’s execution and nonrevocation of a release of claims in connection with his execution of the Retention Agreement, his reaffirmation of such release of claims on or immediately following the Retention Agreement Effective Date, and his continued compliance with any restrictive covenants, including those set forth in the aforementioned release. Mr. McGarry further agreed that, upon his resignation on the Effective Date, he would not be entitled to any payments or benefits, including any severance under the Amended and Restated Severance Plan. In the event that Mr. McGarry experiences a termination of employment by the Company other than a Termination of Employment For Cause (as such term is defined in the Amended and Restated Severance Plan), then Mr. McGarry will be entitled to payment of the Retention Bonus.

2023 PROXY STATEMENT        61

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Offer Letter with Ms. Palmer

On January 7, 2021, the Company and Ms. Palmer entered into a letter agreement (the “Palmer Offer Letter”) pursuant to her commencement of employment as the Company’s Chief Risk and Compliance Officer on January 19, 2021. Pursuant to the Palmer Offer Letter, Ms. Palmer’s annual base salary was established at $550,000 and she was eligible to receive a target annual bonus set at 125 percent of her base salary and participate in the Company’s compensation and benefit plans. In addition, Ms. Palmer received a $700,000 equity grant in February 2021, subject to the terms and vesting conditions of the Company’s 2021 LTIP. Also, starting in 2022, Ms. Palmer was eligible to receive an equity grant based on the full year target level reward for her position, which was $550,000.

Offer Letter with Mr. Witter

On March 4, 2020, the Company and Mr. Witter entered into a letter agreement (the “Witter Offer Letter”) regarding Mr. Witter’s commencement as the Company’s Chief Executive Officer. Pursuant to the Witter Offer Letter, Mr. Witter had an annual base salary of $950,000 and participated in the Company’s compensation and benefit plans. Pursuant to the Company’s 2020 LTIP, Mr. Witter received an equity grant on his start date based on the full-year target level award for his position, which for 2020 was $3,250,000, with the same terms and conditions as such grants made to the Company’s other executive officers in 2020. In addition, Mr. Witter received a sign-on equity grant equal to the value of his existing equity awards from his prior employer that were outstanding, unvested, and subject to forfeiture (excluding any awards he received from his prior employer in 2020), with such value based on the average closing price of his prior employer’s common stock for the 20-day trailing period ending on March 4, 2020, and the number of the Company’s shares underlying the RSUs based on the average closing price of the Company’s Common Stock for the 20-day trailing period ending on April 20, 2020. To the extent any such outstanding equity awards from his prior employer were not forfeited, Mr. Witter would forfeit the number of the Company’s RSUs that hold an equivalent value to the equity awards that were permitted to vest.

Offer Letter with Ms. Vieira

On September 13, 2018, the Company and Ms. Vieira entered into a letter agreement (the “Vieira Offer Letter”) pursuant to her commencement of employment as the Company’s Chief Marketing Officer on January 14, 2019. Pursuant to the Vieira Offer Letter, Ms. Vieira’s annual base salary was established at $450,000, and she was eligible to receive a target annual bonus set at 125 percent of her base salary and participate in the Company’s compensation and benefit plans. In addition, pursuant to her commencement of employment with the Company, Ms. Vieira received a one-time cash sign-on bonus of $550,000 and an equity grant of $450,000 in the form of RSUs that fully vested on January 28, 2022. Also, starting in 2020, Ms. Vieira became eligible to receive an equity grant based on the full-year target level reward for her position, which was $450,000 at that time.

62        SLM CORPORATION

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that would have been payable to Mr. Witter, Mr. McGarry, Ms. Palmer, Mr. Kennedy, and Ms. Vieira on December 31, 2022, if such individual’s employment had terminated on that date, given the individual’s compensation and service levels as of December 31, 2022. The values reported in the table below with respect to equity vesting are based on the Company’s closing stock price on December 31, 2022 of $16.60 per share.

The following severance arrangements were effective for Mr. Witter, Mr. McGarry, Ms. Palmer, Mr. Kennedy, and Ms. Vieira on December 31, 2022: (i) the Severance Plan; (ii) the Change in Control Severance Plan; and (iii) equity acceleration and settlement provisions contained in awards issued pursuant to the 2021 Plan and predecessor equity plans.

2023 PROXY STATEMENT        63

Potential Payments Upon Termination or Change in Control Table

	Change in Control without Termination(1) ($)	Change in Control with Termination without Cause or for Good Reason(2) ($)	Termination by the Company without Cause or by the Executive for Good Reason(3)(4) ($)	Termination by the Company with Cause(5) ($)	Termination by the Executive upon Retirement(6) ($)	Termination by Death or Disability(4)(7) ($)

Jonathan W. Witter
Equity	—	14,612,548	14,612,548			14,612,548
Cash	—	7,040,000	5,329,750			5,329,750
Medical Insurance/Outplacement	—	36,110	51,110			51,110
Total	—	21,688,658	19,993,408			19,993,408

Steven J. McGarry
Equity	—	1,895,813	1,895,813		1,895,813	1,895,813
Cash	—	3,527,750	1,331,938		772,500	1,331,938
Medical Insurance/Outplacement	—	35,163	41,373			41,373
Total	—	5,458,726	3,269,124		2,668,313	3,269,124

Kerri A. Palmer
Equity	—	962,737	962,737			962,737
Cash	—	3,823,875	1,426,781			1,426,781
Medical Insurance/Outplacement	—	26,073	34,555			34,555
Total	—	4,812,685	2,424,073			2,424,073

Daniel P. Kennedy(8)
Equity	—	1,349,172	1,349,172			1,349,172
Cash	—	2,690,875	1,083,875			1,083,875
Medical Insurance/Outplacement	—	25,713	34,285			34,285
Total	—	4,065,760	2,467,332			2,467,332

Donna F. Vieira
Equity	—	1,675,906	1,675,906			1,675,906
Cash	—	3,057,813	1,153,109			1,153,109
Medical Insurance/Outplacement	—	36,110	42,083			42,083
Total	—	4,769,829	2,871,098			2,871,098

(1)	For Equity Vesting—Assumes all equity awards are assumed by the surviving/acquiring company in a change in control.

(2)

For Equity Vesting—Amounts shown are the value of RSU awards (including all DEUs) plus the spread value of net stock options that would vest for each individual on December 31, 2022, based on the closing market price of the Company’s Common Stock on that date of $16.60. Assumes RSUs and stock options are not assumed by the acquiring or surviving entity in a change of control. For medical Insurance/Outplacement—Consists of the Company’s estimated portion of the cost of health care benefits for 24 months.

(3)

For Equity Vesting—Upon termination, these awards generally continue to vest based on their original vesting terms. For Medical Insurance/Outplacement—Consists of the Company’s estimated portion of the cost of health care benefits for 18 months (24 months in Mr. Witter’s case), plus $15,000 of outplacement services.

(4)

Effective as of April 1, 2023, each of our NEOs will participate in the Amended and Restated Severance Plan. Benefits set forth herein are provided under the Severance Plan, as described above, which was in effect on December 31, 2022.

(5)	For Equity Vesting—Vested and unvested equity awards forfeit upon a termination for cause (as defined in the Predecessor Plan and the 2021 Plan).

64        SLM CORPORATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

(6)

For Equity Vesting—as of December 31, 2022 employees were considered retirement eligible at age 55 or more, with 70 or more years of combined age and years of service with the Company or its subsidiaries. Upon eligible retirement, these awards generally continue to vest based on their original terms. On December 31, 2022, Mr. McGarry was retirement eligible.

(7)

For Equity Vesting—Unvested equity awards accelerate upon termination by death or disability (as defined in the 2021 Plan or the Predecessor Plan, as applicable). Amounts shown are the value of RSU awards plus the spread value of net stock options that would vest for each individual on December 31, 2022, based on the closing market price of the Company’s Common Stock on that date of $16.60.

(8)

On March 1, 2023, Mr. Kennedy’s employment with the Company was terminated without cause. Pursuant to the Kennedy Agreement, Mr. Kennedy received severance payments and benefits set forth in the Severance Plan consisting of the following: (i) a lump sum cash severance payment of $1,072,850 equal to the sum of (x) Mr. Kennedy’s latest base salary of $489,250 and (y) the annualized performance bonus compensation of $583,600 calculated based on the 24-month period immediately prior his separation date; (ii) a lump sum payment of $152,891 equal to his target bonus for 2023, prorated to reflect the 3 months that Mr. Kennedy was employed by the Company in 2023; and (iii) if Mr. Kennedy elected to continue his participation in the Company’s group health insurance plan under applicable COBRA regulations, the Company would pay subsidized COBRA premiums for a period of up to 12 months. Pursuant to the 2021 Plan, and the applicable award agreements, all unvested, outstanding equity awards continue to vest on their original vesting terms and dates as set forth in the applicable award agreements.

2023 PROXY STATEMENT        65

2022 Pay Ratio Disclosure

Pay Ratio

In accordance with the requirements of Section 953(b) of Dodd-Frank and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2022:

•  the median of the annual total compensation of all our employees (except our CEO) was $102,318;

•  the annual total compensation of our CEO was $7,809,136; and

•  the ratio of these two amounts was 76 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying our “Median Employee”

Pursuant to the SEC Rules, a company must identify its “median employee” once every three years, unless there has been a change in its employee population or employee compensation arrangements such that the company reasonably believes the change would result in a significant change in the CEO pay ratio. After a detailed review, we determined that it is appropriate to use the same median employee for the third year in a row, identified at December 31, 2020 because there have not been changes to our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in the CEO pay ratio. For your reference, we have provided the methodology below that was used last year to identify our “median employee.”

Employee Population

To identify the median of the annual total compensation of all of our employees (other than our CEO), we first identified our total employee population from which we determined our “median employee.” We determined that, as of December 31, 2020, our employee population consisted of approximately 1,600 individuals (as reported in Item 1, Business, in our 2020 Form 10-K). Our employee population consisted of our workforce of full-time, part-time, seasonal, and temporary employees.

We selected December 31, 2020, which is within the last three months of 2020, as the date upon which we would identify the “median employee” because we wanted to measure the median employee’s compensation on the same date our CEO’s pay is calculated.

Determining our Median Employee

To identify our “median employee” from our total employee population, we compared the amount of base pay and bonus (base pay included all wages paid during the year, plus any equivalent paid time off, including leave pay, military pay, volunteer pay and holiday pay, and the bonus calculation included any performance-based incentive payment). We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying our “median employee.”

Our Median Employee

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States who provides support in our operations business.

66        SLM CORPORATION

2022 PAY RATIO DISCLOSURE

Determination of Annual Total Compensation of our “Median Employee” and our CEO

Once we identified our “median employee,” we then calculated such employee’s annual total compensation for 2022 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2022 (as set forth in the 2022 Summary Compensation Table on page 52 of this proxy statement), adjusted to include the cost to the Company in 2022 of specified employee benefits that are provided on a nondiscriminatory basis, including employee assistance benefits (including tuition reimbursements and participation in a medical and wellness assistance program).

Our CEO’s annual total compensation for 2022 for purposes of the CEO Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2022 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our “median employee.”

2023 PROXY STATEMENT        67

Pay Versus Performance
The following table show
s
the total compensation
for
ou
r
NEOs for the past three fiscal years as set for
th
in the Summary Compensation Table, the “compensation actually paid” to our CEOs (Raymond J. Quinlan through April 2
0
, 2020, identified below as “CEO 1”, and Mr. Witter for the remainder of 2020 to present, identified below as “CEO 2”), and on an average basis, our other NEOs (in each case, as determined under SEC rules), our TSR, our peer group TSR consisting of the S&P Super Composite Consumer Finance
Sub-Industry
Index, our net income, and our Company-Selected Measure, relative TSR against a defined group of peers.

							Value of Initial Fixed $100 Investment Based on:

Fiscal Year (a)	SCT Total for CEO 1 (b) 1	CAP to CEO 1 (c) 2	SCT Total for CEO 2 (d) 3	CAP to CEO 2 (e) 2	Average SCT Total for other NEOs (f) 4	Average CAP to Other NEOs (g) 2	TSR (h) 5	Peer Group TSR (i) 5	Net Income ($ in mil- lions) (j)	Company- Selected Measure: Relative TSR (k) 6

2022	$0	$0	$7,809,136	$3,242,518	$2,144,103	$1,683,781	$195.73	$110.91	$469.0	43rd percentile

2021	$0	$0	$7,047,062	$19,612,482	$2,067,229	$2,891,752	$226.14	$137.67	$1,160.5	89th percentile

2020	$9,819,626	$13,432,081	$11,106,257	$18,521,966	$1,993,290	$2,430,458	$140.90	$100.83	$880.7	98th percentile

1
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Quinlan (our CEO until April 20, 2020) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Summary Compensation Table as set forth on page 52 of our proxy statement filed with the SEC on April 22, 2021.

2
The dollar amounts reported in columns (c), (e), and (g) represent the amount of “compensation actually paid” (otherwise known as CAP), adjusted as follow in the table below, as determined in accordance with SEC rules. None of the equity awards held by our NEOs were forfeited during the preceding three years; therefore, no amounts are reported for forfeited awards. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan, so no adjustment for pension benefits is included in the table below. Fair values set forth in the table below are computed in accordance with ASC 718 as of the end of the respective fiscal year, other than fair values of the awards that vest in the covered year, which are valued as of the applicable vesting date. Similarly, no adjustment is made for dividends because the amount associated with such dividends are reflected in the fair value of the award for the covered fiscal year. The reconciliation from the Summary Compensation Table to CAP is summarized in the table below.

68
SLM CORPORATION

PAY VERSUS PERFORMANCE

Fiscal Year	Executives	SCT (a)	Grant Date Fair Value of Stock Awards Reported in SCT (b)	Year End Fair Value of New Awards (i)	Change in Fair Value of Outstanding Unvested Awards from Prior Years (ii)	Change in Fair Value of Awards from Prior Years that Vested (iii)	Total Equity CAP (c)=(i)+(ii)+(iii)	CAP (d) =(a)-(b)+(c)

2022	CEO 1	$0	$0	$0	$0	$0	$0	$0
	CEO 2	$7,809,136	$5,373,654	$4,496,776	($2,877,215)	($812,525)	$807,036	$3,242,518
	Other NEOs	$2,144,103	$900,083	$749,279	($284,324)	($25,193)	$439,762	$1,683,781

2021	CEO 1	$0	$0	$0	$0	$0	$0	$0
	CEO 2	$7,047,062	$4,223,345	$5,721,809	$8,549,142	$2,517,814	$16,788,765	$19,612,482
	Other NEOs	$2,067,229	$791,863	$1,069,779	$514,876	$31,731	$1,616,386	$2,891,752

2020	CEO 1	$9,819,626	$3,487,623	$3,957,718	$2,199,774	$942,586	$7,100,078	$13,432,081
	CEO 2	$11,106,257	$8,824,635	$16,240,344	$0	$0	$16,240,344	$18,521,966
	Other NEOs	$1,993,290	$569,479	$649,801	$248,107	$108,739	$1,006,647	$2,430,458

(a)	The dollar amounts reported in the Summary Compensation Table for the applicabl e ye ar.

(b)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(c)	The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following:

(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;

(ii)
the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that vest in the applicable year, the change in the fair value as of the vesting date from the beginning of the applicable year.

While the equity awards disclosed in the Summary Compensation Table are based on the grant date fair values computed in accordance with FASB ASC Topic 718, the equity award values disclosed pursuant to CAP in the table above are calculated in the following manner:

•
The stock prices used to calculate the figures in columns (i) and (ii) in the above table are as follows: $8.91 on December 31, 2019, $12.39 on December 31, 2020, $19.67 on December 31, 2021, and $16.60 on December 31, 2022. The stock prices used to calculate the figures in column (iii) in the above table are based on the closing prices on the vesting dates of the applicable awards.

•	The valuation assumptions and processes used to recalculate fair values did not materially differ from those disclosed at the time of grant.

(d)	“Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

3
The dollar amounts reported in column (d) are the amounts of total compensation reported for Mr. Witter (our CEO from April 20, 2020 to present) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Summary Compensation Table as set forth on page 52 of this proxy statement.

4
The dollar amounts reported in column (f) are the average amounts of total compensation reported for the other Named Executive Officers for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Summary Compensation Table as set forth on page 52 of this proxy statement. For each of 2020, 2021 and 2022, the other NEOs were:

2022	Steven J McGarry, Kerri Palmer, Donna Vieira, Daniel Kennedy

2021	Steven J McGarry, Kerri Palmer, Donna Vieira, Daniel Kennedy

2020	Steven J McGarry, Paul Thome, Donna Vieira, Daniel Kennedy

2023 PROXY STATEMENT
        69

PAY VERSUS PERFORMANCE

5
TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the S&P Super Composite Consumer Finance Sub Industry Index, which is used for our Stock Performance presentation set forth in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022.

6
Our Company-Selected Measure is Relative TSR consistent with the peer group used in the PSU metric under our annual Long Term Incentive Program. For illustrative purposes, calculations within this column are based on
1-year
measurements (as opposed to the
3-year
relative TSR performance period regarding the Company’s PSUs). For purposes of relative TSR, the peer group used in the PSU metric under our annual Long-Term Incentive Program consists of: (i) the S&P Super Composite Consumer Finance Sub Industry Index and (ii) the S&P 400 Regional Bank
Sub-Industry
Ind
e
x.

Relationship Between “Compensation Actually Paid” and Performance Measure
s
The following graphs illustrate the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in the CD&A on page 30. Specifically, a large portion of the NEOs’ compensation is reliant on TSR and as such the CEO and Other NEOs’ “compensation actually paid” each year was aligned with our TSR performance and increased when our TSR performance increased but declined when our TSR performance declined. The charts below show, for the past three years, the relationship of the Company’s TSR relative to the Company’s TSR peer group as well as the relationship between the CEO and Other NEOs’ “compensation actually paid” and (i) the Company’s TSR; (ii) the Company’s net income; and (iii) the Company-Selected Measure, relative TSR.

Compensation Actually Paid against Company and Peer Group TSR
Compensation Actually Paid against Net Income

70
SLM CORPORATION

PAY VERSUS PERFORMANCE

Compensation Actually Paid against Relative TSR Percentile

2022 Performance Measures
TheCompensation Committee uses a mix of performance measures throughout the AIP and LTIP in order to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important for NEOs’ 2022 compensation decisions are listed in the table to the right. These performance measures are each described in more detail in the CD&A.

Most Important Performance Measures
Relative TSR
Pre-Tax, Pre-Provision, Pre-Operating Expense Income Per Share
Private Education Loan Originations
Operating Expenses
Net Charge-Offs

2023 PROXY STATEMENT
        71

Director Compensation

Our director compensation program is designed to reasonably compensate our non-employee directors for work required for a company of our size and to align the directors’ interests with that of our stockholders. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors.

2022 Director Compensation Table

The following table provides summary information for the year ended December 31, 2022, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Option Awards ($)(4)	All Other Compensation ($)(5)		Total($)

R. Scott Blackley	11,875	—		2		11,877

Paul G. Child	110,000	124,985		21		235,006

Mary Carter Warren Franke	218,333	124,985		21		343,339

Marianne M. Keler	105,000	124,985		21		230,006

Mark L. Lavelle	15,000	211,619		21		226,640

Ted Manvitz	12,500	208,287		21		220,808

Jim Matheson	60,000	159,971		21		219,992

Frank C. Puleo	27,500	17,498		50,011	(6)	95,009

Samuel T. Ramsey	80,000	124,985		21		205,006

Vivian C. Schneck-Last	100,000	124,985		21		225,006

Robert S. Strong	65,000	159,971		21		224,992

Kirsten O. Wolberg	90,833	124,985		21		215,839

(1)	Director fees are paid quarterly in arrears.

(2)

The non-employee directors elected to our Board of Directors at the 2022 Annual Meeting each received a restricted stock award on June 21, 2022, which vests in full upon the 2023 Annual Meeting. The grant date fair market value for each share of restricted stock granted on June 21, 2022 to directors is based on the closing market price of our stock on June 21, 2022, which was $15.68. Additional details on accounting for stock-based compensation can be found in Note 2, “Significant Accounting Policies,” and Note 16, “Stock-Based Compensation Plans and Arrangements,” of Sallie Mae’s Consolidated Financial Statements contained in the Company’s 2022 Form 10-K. Each director elected at the 2022 Annual Meeting received a total of 7,971 shares of restricted Common Stock as a result of the aforementioned awards that will vest upon the Company’s 2023 Annual Meeting if the director is still incumbent at that time. After the Company’s 2021 Annual Meeting, non-employee directors were given the option to receive shares of Common Stock in lieu of cash paid quarterly, pertaining to the Board of Directors’ annual cash retainer. Mr. Lavelle, Mr. Manvitz, Mr. Matheson, Mr. Puleo, and Mr. Strong each elected this option. For 2022, Mr. Puleo only received the equity option in March 2022 due to his retirement from the Board of Directors on June 21, 2022. Such grants of Common Stock in lieu of cash were awarded on March 24, 2022 and June 23, 2022 based on the closing market price of the Company’s Common Stock on those particular days, $18.17 and $15.67, respectively. After the Company’s 2022 Annual Meeting, non-employee directors were given the option to receive shares of Common Stock in lieu of cash pertaining to the Board of Directors’ annual cash retainer and, as applicable, any retainer received for service as Board Chair, committee chair, or member of any committee of the Board of Directors. Mr. Lavelle and Mr. Manvitz each elected this option. Such grants of Common Stock in lieu of cash were awarded on September 21, 2022 and December 21, 2022 based on the closing market price of the Company’s Common Stock on those particular days, $15.10 and $16.63, respectively.

72        SLM CORPORATION

2022 DIRECTOR COMPENSATION

(3)

Stock Awards outstanding as of December 31, 2022 for each director consisted of restricted stock awards (including DEUs), as follows: R. Scott Blackley – 0; Paul G. Child – 8,081; Mary Carter Warren Franke – 8,081; Marianne M. Keler – 8,081; Mark L. Lavelle – 8,081; Ted Manvitz – 8,081; Jim Matheson – 8,081; Frank C. Puleo – 0; Samuel T. Ramsey –8,081; Vivian C. Schneck-Last – 8,081; Robert S. Strong – 8,081; Kirsten O. Wolberg – 8,081.

(4)

We did not grant any stock options to the non-employee directors during 2022. The non-employee directors’ vested and outstanding stock options are reported in the Ownership of Common Stock by Directors and Executive Officers section in this proxy statement.

(5)	Includes annual premiums paid by us to provide a life insurance benefit of $50,000.

(6)

In connection with Mr. Puleo’s retirement from the Board of Directors on June 21, 2022, The Sallie Mae Fund, an affiliate of the Company, made a charitable donation in the amount of $50,000 on his behalf.

Director Compensation Elements

The following table highlights the material elements of our 2022 director compensation program:

Membership/Retainer*	Annual Cash Retainer

Board of Directors Retainer	$70,000

Board Chair Retainer	$125,000

Committee Chair Retainer
• Audit Committee	$30,000
• Nominations and Governance Committee	$20,000
• Compensation Committee	$25,000
• Financial Risk Committee	$20,000
• Operational and Compliance Risk Committee	$20,000

Committee Membership Retainer
• Audit Committee	$15,000
• Nominations and Governance Committee	$10,000
• Compensation Committee	$12,500
• Financial Risk Committee	$10,000
• Operational and Compliance Risk Committee	$10,000

*

Certain directors elected to receive shares of Common Stock in lieu of cash pertaining to the Board of Directors’ quarterly cash retainer under the 2021-2022 director compensation program. In the 2022-2023 director compensation program, certain directors elected to receive shares of Common Stock in lieu of cash pertaining to their quarterly cash retainer and respective committee fees.

In addition to the committees above, some of our non-employee directors are also members of our Preferred Stock Committee. No fees were paid in 2022 in connection with this committee.

In addition to the cash retainers set forth above, our non-employee directors each received $125,000 in restricted stock awards, which resulted in a grant date fair value of $124,985. These restricted stock awards will vest and become transferable upon the Company’s 2023 Annual Meeting. These awards will be forfeited if the grantee ceases to be a member of the Board of Directors prior to the vesting event for any reason other than death, disability, or change of control.

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director.

Director compensation is determined by the Board of Directors, and the Compensation Committee makes recommendations to the Board of Directors based on periodic benchmarking assessments and advice received from the Compensation Committee’s independent compensation consultant. In making recommendations to the Board of Directors, the Compensation Committee considers the competitive positioning of the aggregate and individual components of compensation, as well as the mix of pay and structure versus both direct competitors and other comparable companies. The Compensation Committee also considers the unique skill set required to serve on our Board of Directors and the time commitment associated with preparation for and attendance at meetings of the Board of Directors and its committees as well as external commitments, such as engagement with our stockholders and regulators.

2023 PROXY STATEMENT        73

2022 DIRECTOR COMPENSATION

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors. Under our stock ownership guidelines, each director is expected, within five years of initial election to the Board of Directors, to own Common Stock with a value equivalent to four times his or her annual cash retainer for serving on our Board of Directors. As of December 31, 2022, all then-current directors were in compliance with our stock ownership guidelines or are expected to achieve compliance within the applicable five-year period.

Other Compensation

We provide non-employee directors with Company-paid business travel accident insurance, as well as annual premiums paid by us to provide a life insurance benefit.

Deferred Compensation Plan

Under our Deferred Compensation Plan for Directors (“Director Deferral Plan”), non-employee directors may elect annually to defer receipt of all or a percentage of their annual retainer. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) or Company stock upon termination of the director’s service on the Board of Directors (except for hardship withdrawals in limited circumstances). During 2022, none of the non-employee directors actively participated in the Director Deferral Plan.

74        SLM CORPORATION

Other Matters

Other Matters for the 2023 Annual Meeting

As of the date of this proxy statement, there are no matters the Board of Directors intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, Sallie Mae has not been notified of any other business proposed to be presented at the Annual Meeting. If other matters now unknown to the Board of Directors come before the Annual Meeting, the proxy given by a stockholder electronically, telephonically, or on a proxy card gives discretionary authority to the persons named by Sallie Mae to serve as proxies to vote such stockholder’s shares on any such matters in accordance with their best judgment.

Stockholder Proposals for the 2024 Annual Meeting

A stockholder who intends to introduce a proposal for consideration at Sallie Mae’s 2024 annual meeting may seek to have that proposal and a statement in support of the proposal included in the Company’s 2024 proxy statement if the proposal relates to a subject that is permitted under Rule 14a-8 of the Exchange Act (“Rule 14a-8”). To be considered for inclusion, the proposal and supporting statement must be received by the Company no later than January 5, 2024 at the office of the Corporate Secretary at the Company’s principal executive offices, located at 300 Continental Drive, Newark, Delaware 19713, and must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee it will be included in Sallie Mae’s 2024 proxy statement.

Sallie Mae’s By-Laws provide that a stockholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law and other legal requirements, and without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8. Sallie Mae’s By-Laws provide that any such proposals or nominations and any nominations to be included in Sallie Mae’s proxy statement pursuant to proxy access provisions of our By-Laws for our 2024 annual meeting must be received by it not earlier than the close of business on February 21, 2024, nor later than the close of business on March 22, 2024. All notices must satisfy the other requirements in Sallie Mae’s By-Laws applicable to such proposals, nominations, and proxy access. If a stockholder fails to meet these deadlines or fails to comply with the requirements of Rule 14a-4(c) under the Exchange Act, Sallie Mae may, in certain circumstances exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

In addition to complying with the advance notice provisions of our By-Laws, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19, which requires, among other things, that a stockholder provide notice that includes certain information, which notice must be received by the Company’s Corporate Secretary no later than April 21, 2024, which is 60 calendar days prior to the anniversary of this year’s meeting date.

Solicitation Costs

All expenses in connection with the solicitation of proxies for the Annual Meeting will be paid by us. In addition, officers, directors, regular employees, or other agents of Sallie Mae may solicit proxies by telephone, telefax, personal calls, or other electronic means. We will request banks, brokers, custodians, and other nominees in whose names shares are registered to furnish to the beneficial owners of Sallie Mae’s Common Stock Notices of Availability of the materials related to the Annual Meeting, and including, if so requested by the beneficial owners, paper copies of the 2022 Form 10-K, this proxy statement, and the proxy card and, upon request, we will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Householding

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered stockholders who have the same address and last name, and who do not

2023 PROXY STATEMENT        75

OTHER MATTERS

participate in electronic delivery of proxy materials, will receive one copy of the Notice of Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the Notice of Availability or proxy materials, as the case may be, to a stockholder at a shared address to which a single copy of the document(s) was delivered. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and would like to have separate copies of the Notice of Availability or proxy materials mailed to you in the future, or you would like to have a single copy of the Notice of Availability or proxy materials mailed to you in the future, you must submit a request in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095. If you are a beneficial stockholder, please contact your bank or broker to opt in or out of householding.

However, please note that if you want to receive a separate proxy card or vote instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Availability that was sent to you and we will deliver, promptly upon written or oral request, separate copies of the proxy materials for this year’s Annual Meeting.

76        SLM CORPORATION

Questions and Answers About the Annual Meeting and Voting

Who may vote? Only stockholders who owned shares of our Common Stock, par value $.20 per share, at the close of business on April 21, 2023, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Sallie Mae’s Common Stock is listed on the NASDAQ under the symbol “SLM.” On April 21, 2023, 242,378,966 shares of Common Stock were outstanding and eligible to be voted.

Why did I receive a “Notice Regarding the Availability of Proxy Materials”? We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. On or about May 4, 2023, we mail a Notice Regarding the Availability of Proxy Materials (“Notice of Availability”) to the Company’s stockholders. The Notice of Availability contains instructions on how to access our proxy materials and vote online or vote by telephone. The Notice of Availability also contains a 16-digit control number that you will need to vote your shares. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via an email that will provide electronic links to these documents unless you elect otherwise.

How do I request paper copies of the proxy materials? You may request paper copies of the proxy materials for the Annual Meeting by following the instructions listed in the Notice of Availability, at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com.

What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record? If your shares are held in street name through a broker, bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee how to vote your shares. Without your voting instructions, your broker, bank, trustee, or other nominee may only vote your shares on routine matters. Routine matters DO NOT include Proposals 1, 2, and 3 but do include Proposal 4 (relating to the ratification of the appointment of the independent registered public accounting firm). For non-routine matters, your shares will not be voted without your specific voting instructions. Accordingly, Sallie Mae encourages you to vote your shares.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to Sallie Mae or to a third party, or to vote at the Annual Meeting.

How do I vote? We encourage stockholders to vote in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. You may vote in one of the following ways:

•

By Internet prior to the meeting. You may vote electronically via the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 19, 2023. Please have your Notice of Availability or proxy card available when you log on.

•

By Telephone. If you wish to vote by telephone, you may call the toll-free telephone number on the Notice of Availability or your proxy card, which is available 24-hours a day, and follow the prerecorded instructions. Please have your Notice of Availability or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee, or other nominee may provide you additional instructions regarding voting your shares by telephone. Votes submitted telephonically must be received by 11:59 p.m., Eastern Daylight Time, on June 19, 2023.

•	By Internet during the meeting. You may vote electronically via the Internet at www.virtualshareholdermeeting.com/SLM2023.

•

By Mail. If you receive a paper copy of the proxy materials, you will need to mark, sign, and date the proxy card or the voting instruction form and return it in the prepaid return envelope provided. Your proxy card or voting instruction form must be received no later than the date indicated on the proxy card or voting instruction form.

What if I hold my shares in street name and I do not provide my broker, bank, trustee, or other nominee with instructions about how to vote my shares? You may instruct your broker, bank, trustee, or other nominee about how to vote your shares using the methods described above. If you do not provide voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares with respect to Proposal 4 on the proxy

2023 PROXY STATEMENT        77

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

card (relating to the ratification of the appointment of the independent registered public accounting firm), which is considered a routine matter. However, the firm will not have discretion to vote your shares with respect to Proposals 1, 2, and 3 on the proxy card, as these are each considered to be a non-routine matter. You are encouraged to participate in the election of directors and vote on all of the proposals by returning your voting instructions to your broker, bank, trustee, or other nominee.

How do proxies work? The Board of Directors is requesting your proxy. Giving your proxy means you authorize the persons named as proxies therein to vote your shares at the Annual Meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and sign and return a proxy card but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board of Directors’ recommendations. The Board of Directors has recommended that stockholders vote:

•	“FOR” the election of each of the director nominees named in Proposal 1;

•	“FOR” advisory approval of Sallie Mae’s executive compensation set forth in Proposal 2;

•	“1 YEAR” as the frequency of future advisory votes on Sallie Mae’s executive compensation as set forth in Proposal 3; and

•	“FOR” ratification of the appointment of Sallie Mae’s independent registered public accounting firm set forth in Proposal 4.

In the absence of voting instructions to the contrary, shares of Common Stock represented by validly executed proxies will be voted in accordance with the foregoing recommendations. Sallie Mae does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement.

Can I change my vote? Yes. If you hold your shares as a record holder, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to Sallie Mae’s Corporate Secretary at the Office of the Corporate Secretary, 300 Continental Drive, Newark, Delaware 19713;

•	Submitting another timely vote via the Internet, by telephone, or by mailing a new proxy (following the instructions listed under the “How do I vote?” section); or

•	Voting at the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/SLM2023.

If your shares are held in street name, contact your broker, bank, trustee, or nominee for instructions on how to revoke or change your voting instructions.

What constitutes a quorum? A quorum is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority in voting power of the Common Stock and entitled to vote at the Annual Meeting are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining whether a quorum exists. Virtual attendance at the Annual Meeting constitutes presence for purposes of a quorum.

Who will count the vote? Votes will be tabulated by our Chief Legal, Government Affairs & Communications Officer, who will act as the Inspector of Elections at the Annual Meeting.

Who can attend the Annual Meeting? Only holders of Common Stock as of the record date, April 21 2023, or duly appointed proxies, may attend. No one who is not a stockholder will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting? You may attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/SLM2023 Stockholders will need the 16-digit control number provided on their proxy card, voting instruction form, or notice. We suggest you log in at least 15 minutes before the start of the meeting.

78        SLM CORPORATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Can I ask questions at the Annual Meeting? Stockholders as of our record date will have an opportunity to submit questions live via the Internet during the meeting.

How to Participate in the Annual Meeting

Online:

1. Visit www.virtualshareholdermeeting.com/SLM2023 and

2. Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.

The meeting will begin promptly at 1:00 p.m., Eastern Daylight Time, on June 20, 2023. We suggest you log in to the meeting platform at least 15 minutes before the start of the meeting.

Where can I find the voting results of the Annual Meeting? We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC within four business days following the end of our Annual Meeting.

2023 PROXY STATEMENT        79

Appendix A

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts)	Year Ended December 31, 2022

Non-GAAP “Pre-Tax, Pre-Provision, Pre-Operating Expense Income” adjustments to GAAP:

GAAP net income	$469,014

Preferred stock dividends	9,029

GAAP net income attributable to SLM Corporation common stock	459,985

Non-GAAP “Pre-Tax, Pre-Provision, Pre-Operating Expense Income” adjustments to GAAP:

Add provisions for credit losses	633,453

Add total non-interest expenses	559,241

Add income tax expense	161,711

Add preferred stock dividends	9,029

Total Non-GAAP “Pre-Tax, Pre-Provision, Pre-Operating Expense” adjustments to GAAP	1,363,434

Non-GAAP “Pre-Tax, Pre-Provision, Pre-Operating Expense Income”	$1,823,419

GAAP diluted earnings per common share	1.76

Total adjustments	5.21

Non-GAAP “Pre-Tax, Pre-Provision, Pre-Operating Expense Income” per share	6.97

Additional modifications to Non-GAAP metric approved by Compensation Committee to omit negative impact of deterioration in valuation of certain non-marketable securities owned by Company	0.23

Actual Performance under modified Non-GAAP metric used for purposes of funding of 2022 AIP	7.20

2023 PROXY STATEMENT        A-1

SLM CORPORATION ATTN: CORPORATE SECRETARY 300 CONTINENTAL DRIVE NEWARK, DE 19713

SCAN TO VIEW MATERIALS & VOTE [ QR Barcode ]

VOTE BY INTERNET

Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m., Eastern Daylight Time, the day before the meeting date for shares held directly. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting—Go to www.virtualshareholdermeeting.com/SLM2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Daylight Time, the day before the meeting date for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35580-P00228                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SLM CORPORATION
The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain

1a. R. Scott Blackley	☐	☐	☐

1b. Paul G. Child	☐	☐	☐

1c. Mary Carter Warren Franke	☐	☐	☐

1d. Marianne M. Keler	☐	☐	☐

1e. Mark L. Lavelle	☐	☐	☐

1f. Ted Manvitz	☐	☐	☐

1g. Jim Matheson	☐	☐	☐

1h. Samuel T. Ramsey	☐	☐	☐

1i. Vivian C. Schneck-Last	☐	☐	☐

1j. Robert S. Strong	☐	☐	☐

	For	Against	Abstain

1k. Jonathan W. Witter	☐	☐	☐

1l. Kirsten O. Wolberg	☐	☐	☐

2. Advisory approval of SLM Corporation’s executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR for the following proposal:

	1 Year	2 Years	3 Years	Abstain

3. Advisory approval of the frequency of future advisory votes on SLM Corporation’s executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain

4. Ratification of the appointment of KPMG LLP as SLM Corporation’s independent registered public accounting firm for 2023.	☐	☐	☐

NOTE: This proxy is revocable and the shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted as the Board of Directors recommends. If any other matters properly come before the meeting or any adjournments or postponements thereof, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLEASE VOTE, SIGN, AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

▼ DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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E35581-P00228

SLM CORPORATION

Annual Meeting of Stockholders

June 20, 2023 1:00 PM Eastern Daylight Time

Via the Internet at www.virtualshareholdermeeting.com/SLM2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicolas Jafarieh and Richard M. Nelson or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of SLM Corporation to be held on June 20, 2023, and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF PROPOSALS 1, 2, AND 4, “1 YEAR” FOR PROPOSAL 3, AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.